Filed Pursuant to Rule 424(b)(2)
Registration No. 333-264569

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 29, 2022)

RELX Capital Inc.

$500,000,000 4.750% Notes due 2032

Fully and Unconditionally Guaranteed by RELX PLC

This is an offering by RELX Capital Inc. of $500,000,000 aggregate principal amount of 4.750% notes due May 20, 2032 (the “Notes”). The Notes will be unsecured senior obligations of RELX Capital Inc. and will be fully and unconditionally guaranteed by RELX PLC (the “Guarantee”). The Notes will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of RELX Capital Inc. The Guarantee will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of RELX PLC.

Interest on the Notes will be payable semi-annually on May 20 and November 20 of each year, beginning on November 20, 2022.

Prior to February 20, 2032, RELX Capital Inc. may redeem the Notes, in whole or in part, at any time at the “make-whole” redemption price described under the heading “Description of the Notes and Guarantee—Optional Redemption of the Notes.” On or after February 20, 2032, RELX Capital Inc. may redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Notes and Guarantee—Optional Redemption of the Notes.”

RELX Capital Inc. may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading “Description of the Notes and Guarantee—Optional Redemption for Tax Reasons.” If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described under the heading “Description of the Notes and Guarantee—Optional Redemption of the Notes,” we will be required to make an offer to repurchase the Notes in cash from the holders at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of the Notes and Guarantee—Change of Control—Offer to Repurchase Upon Change of Control Triggering Event.”

The Notes will be issued in book-entry form only, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange (“NYSE”). We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-14.

	Per Note	Total
Public offering price(1)	99.121%	$495,605,000
Underwriting discount	0.450%	$2,250,000
Proceeds, before expenses, to RELX Capital Inc.(1)	98.671%	$493,355,000

(1)	Plus accrued interest, if any, from May 20, 2022.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, S.A., and Euroclear Bank, S.A./N.V., on or about May 20, 2022, which is the third business day following the date of the pricing of the Notes (such settlement cycle being referred to as “T+3”). Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date. See “Underwriting.”

Joint Book-Running Managers

BofA Securities	Citigroup	RBC Capital Markets	SMBC Nikko

The date of this prospectus supplement is May 17, 2022.

i

NOTICE TO PROSPECTIVE INVESTORS

The Notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”) by a person authorized under the FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of the FSMA does not apply. The Notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

Notice to Prospective Investors in the Netherlands

In the Netherlands, the Notes may only be offered to qualified investors (“gekwalificeerde beleggers”) (as defined in section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht)). This prospectus supplement has not been approved by, registered or filed with the Netherlands Authority for the Financial Markets.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to a trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Group or the Notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “Singapore SFA”) as modified or amended from time to time including by any subsidiary legislation as may be applicable at the relevant time) under Section 274 of the Singapore SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the Singapore SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore SFA.

Where the Notes are subscribed or purchased under Section 275 of the Singapore SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the Singapore SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the Singapore SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the Singapore SFA except:

(i)

to an institutional investor or to a relevant person defined in Section 275(2) of the Singapore SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Singapore SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the Singapore SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Singapore SFA, RELX Capital has determined, and hereby notifies all relevant persons (as defined in Section 309A of the Singapore SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes and the Guarantee being offered and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities and guarantees that may be offered from time to time, some of which does not apply to the Notes and the Guarantee being offered. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes and the Guarantee in this prospectus supplement differs from the description of debt securities and guarantees in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the Notes and the Guarantee offered hereby.

We intend to apply to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. We cannot guarantee the listing will be approved.

A portion of the Notes offered hereby is being offered and sold outside the United States.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Notes may be restricted by law in some jurisdictions, and you should inform yourself about, and observe, any of those restrictions. See “Underwriting.”

In this prospectus supplement:

•	“RELX Capital” refers to RELX Capital Inc.; and

•	“Guarantor” refers to RELX PLC.

RELX PLC owns all of the Group’s operating businesses and financing activities. Further information on our organizational structure is provided in our most recent Annual Report on Form 20-F (“Part I, Item 4: Organisational Structure”). In this prospectus, references to the “Group,” “RELX,” “we,” “our” or “us” refer collectively to RELX PLC and its subsidiaries, associates and joint ventures. The consolidated financial statements of the Group are referred to herein as the “consolidated financial statements.”

In this prospectus supplement, references to “US dollars,” “$” and “¢” are to US currency; references to “sterling,” “£,” “pence” or “p” are to UK currency; and references to “euro” and “€” are to the currency of the European Economic and Monetary Union.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain or incorporate by reference a number of forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, among others:

•	our financial condition;

•	our results of operations;

•	our competitive positions;

•	the features and functions of and markets for the products and services we offer; and

•	our business plans and strategies.

We consider any statements that are not historical facts to be “forward-looking statements.” These statements are based on the current expectations of the management of our businesses and are subject to risks and uncertainties that could cause actual results or outcomes to differ from those expressed in any forward-looking statement. These differences could be material; therefore, you should evaluate forward-looking statements in light of various important factors, including those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Important factors that could cause our actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	current and future economic, political and market forces;

•	the impact of COVID-19;

•	changes in law and legal interpretation affecting our intellectual property rights and internet communications;

•	regulatory and other changes regarding the collection or use of third-party content and data;

•	changes to the levels or models of government funding for, or spending by, academic institutions;

•	competitive factors in the industries in which we operate and demand for our products and services;

•	our inability to realise the future anticipated benefits of acquisitions;

•	significant failure or interruption of our systems;

•	changes in economic cycles, communicable disease epidemics or pandemics, severe weather events, natural disasters and terrorism;

•	compromises of our cyber security systems or other unauthorised access to our databases;

•	failure of third parties to whom we have outsourced business activities;

•	our inability to retain high-quality employees and management;

•	changes in the market values of defined benefit pension scheme assets and in the market-related assumptions used to value scheme liabilities;

•	changes in tax laws and uncertainty in their application;

•	exchange rate fluctuations;

•	adverse market conditions or downgrades to the credit ratings of our debt;

•	breaches of generally accepted ethical business standards or applicable laws;

•	failure to comply with settlement orders by the US Federal Trade Commission; and

•

other risks referenced from time to time in the filings of RELX PLC with the Securities and Exchange Commission (the “SEC”), including the risks described in Item 3 under the heading “Risk Factors” in our most recent Annual Report on Form 20-F.

The terms “outlook,” “estimate,” “forecast” “project,” “plan,” “intend,” “expect,” “should,” “could,” “will,” “believe,” “trends” and similar expressions may indicate a forward-looking statement. Forward-looking statements are found at various places throughout this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. Except as may be required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand us and the sale of the Notes fully, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a global provider of information-based analytics and decision tools for professional and business customers. We serve customers in more than 180 countries and have offices in about 40 countries. For the year ended December 31, 2021, we had total revenue of £7,244 million and over 33,000 employees, of whom over 40% are in North America. In 2021, North America represented our largest single geographic market, contributing 60% of our total revenue.

RELX PLC is a publicly-held entity with its shares listed on the London, Amsterdam and New York stock exchanges. RELX PLC owns all of the Group’s businesses. RELX Capital is incorporated in the state of Delaware and is a wholly owned indirect subsidiary of RELX PLC. RELX PLC owns 100% of the shares in RELX Group plc, which in turn owns all of the operating businesses, subsidiaries and financing activities of the Group.

Further detail is described in our most recent Annual Report on Form 20-F (“Part I, Item 4: Information on the Group—History and Development”).

Operations

We derive our revenue principally from subscriptions and transactional sales. In 2021, 58% of our revenue was derived from subscriptions and 42% from transactional sales. Transactional sales include revenue from exhibitions.

We operate in four major market segments: Risk; Scientific, Technical & Medical; Legal; and Exhibitions.

•

Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency. Total revenues for the segment for the year ended December 31, 2021 were £2,474 million.

•

Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance. Total revenues for the segment for the year ended December 31, 2021 were £2,649 million.

•

Legal provides legal, regulatory and business information and analytics that help customers increase their productivity, improve decision-making and achieve better outcomes. Total revenues for the segment for the year ended December 31, 2021 were £1,587 million.

•

Exhibitions combines industry expertise with data and digital tools to help customers connect digitally and face-to-face, learn about markets, source products and complete transactions. Total revenues for the segment for the year ended December 31, 2021 were £534 million.

Principal Executive Offices

The principal executive office of RELX PLC is located at 1-3 Strand, London WC2N 5JR, England. Tel: +44 20 7166 5500. The principal executive office of RELX PLC located in the United States is at 230 Park

Avenue, New York, New York 10169, Tel: +1 (212) 309-8100. Our internet address is www.relx.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Issuer

RELX Capital is incorporated in the state of Delaware and is a wholly owned indirect subsidiary of RELX PLC. RELX Capital was incorporated in Delaware in April 1995. It has no assets, operations, revenues or cash flows other than those related to the issuance and repayment of securities guaranteed by RELX PLC.

Recent Developments

Major Shareholders

On April 25, 2022, we were notified by BlackRock, Inc. pursuant to the UK Disclosure and Transparency Rules that, as of April 22, 2022, it held a total number of voting rights of 193,774,748 (position of previous notification: 155,091,407) in RELX PLC, representing 10.01% (position of previous notification: 7.84%) of voting rights in RELX PLC. This represents a slight decrease as compared to the 10.1% interest disclosed by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 27, 2022.

Trading Update

On April 21, 2022, we issued an update on trading ahead of our April 21, 2022 Annual General Meeting.

Highlights

RELX performed well in the first quarter of 2022, with growth in key business metrics remaining in line with or ahead of historical trends. We believe that this performance is a reflection of our ongoing strategy of focusing on the organic development of increasingly sophisticated analytics and decision tools that deliver enhanced value to our customers across market segments.

Risk (34% of revenue for the year ended December 31, 2021)

Key growth metrics remained in line with historical averages. In Business Services, strong growth continues to be driven by fraud prevention analytics and digital identity solutions. Insurance continues to drive growth through the roll-out of enhanced analytics. Specialised Industry Data Services growth varies by segment, but grew strongly overall. In Government, growth has remained strong.

Scientific, Technical & Medical (37% of revenue for the year ended December 31, 2021)

Key growth metrics remained above historical averages. Growth in Primary Research reflects subscription renewals and strong growth in Open Access. Strong growth in Databases, Tools & Electronic Reference has been maintained, and print revenue has continued to decline.

Legal (22% of revenue for the year ended December 31, 2021)

Key growth metrics remained above historical averages. Renewals and new sales have been strong in supportive legal market conditions. Customer adoption of analytics has continued to increase across segments.

Exhibitions (7% of revenue for the year ended December 31, 2021)

The reopening of exhibition venues across geographies has continued to drive strong growth relative to the first quarter of 2021.

Share Buybacks

On February 10, 2022, we announced the intention to deploy £500 million on share buybacks in the fiscal year ending December 31, 2022, to be undertaken in discrete, non-discretionary programs throughout the year. On April 20, 2022, we successfully completed the first £150 million program, and on April 21, 2022, we announced the beginning of the second program, with £200 million to be spent between April 21, 2022 and July 25, 2022.

The Offering

Issuer	RELX Capital

Guarantor	RELX PLC

Notes Offered	$500,000,000 aggregate principal amount of 4.750% Notes due 2032

Maturity Date	May 20, 2032

Issue Price	99.121% plus accrued interest, if any, from May 20, 2022

Denomination	The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Coupon	The Notes will bear interest at a rate of 4.750% per annum from May 20, 2022.

Interest Payment Dates	May 20 and November 20 of each year

First Interest Payment Date	November 20, 2022

Record Dates	May 5 and November 5 of each year (whether or not a Business Day)

Guarantee	RELX PLC will fully and unconditionally guarantee the Notes on an irrevocable basis.

Ranking	The Notes will be senior unsecured obligations of RELX Capital. The Notes will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of RELX Capital. The Guarantee will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of the Guarantor.

Covenants	Under the indenture, we have agreed to certain restrictions on our ability to incur liens, our ability to enter into sale and leaseback transactions and RELX Capital’s and the Guarantor’s ability to consolidate with or merge with or into any other person or to sell substantially all of their respective assets to any person. These covenants are subject to important qualifications and limitations. See “Description of the Debt Securities and Guarantee—Covenants of RELX Capital and the Guarantor” in the accompanying prospectus.

Optional Redemption of Notes	Prior to February 20, 2032, RELX Capital may redeem the Notes, in whole or in part, at any time at the “make-whole” redemption price described under the heading “Description of the Notes and Guarantee—Optional Redemption of the Notes.”

On or after February 20, 2032, RELX Capital may redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Notes and Guarantee—Optional Redemption of the Notes.”

Optional Redemption of Notes for Tax Reasons	RELX Capital may redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under the heading “Description of the Notes and Guarantee— Optional Redemption for Tax Reasons.”

Change of Control—Repurchase at the Option of the Holders	A Change of Control Triggering Event will be deemed to occur if both a Change of Control and a Rating Event (each as defined herein under “Description of the Notes and Guarantee—Change of Control—Offer to Repurchase Upon Change of Control Triggering Event”) occur, in which case, unless we have exercised our right to redeem the Notes as described under “Description of the Notes and Guarantee—Optional Redemption of the Notes,” each holder will be entitled to require us to purchase such holder’s Notes at 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of purchase.

Additional Amounts	We will, subject to certain exceptions and limitations set forth in this prospectus supplement, pay additional amounts as may be necessary so that every net payment of the principal of and premium, if any, and interest on the Notes to a holder, after deduction or withholding for or on account of any present or future tax, assessment, duty or other governmental charge imposed upon such holder by or on behalf of the jurisdiction under the laws of which RELX Capital or RELX PLC, as the case may be, is organized or resident for tax purposes, or any jurisdiction from or through which any amount is paid by RELX Capital or RELX PLC, as the case may be, or in each case any political subdivision or taxing authority thereof or therein, will not be less than the amount provided in such holder’s Notes to be then due and payable. See “Description of the Notes and Guarantee—Payment of Additional Amounts.”

Use of Proceeds	The net proceeds of this offering are estimated to be approximately $491.9 million (after deducting the underwriting discount and estimated transaction expenses). We expect to use the net proceeds for general corporate purposes, including repaying certain outstanding indebtedness under our commercial paper program. As of May 16, 2022, the average yield on this commercial paper was approximately 0.9%. See “Use of Proceeds.”

Further Issuances

We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the Notes will either be fungible with the Notes for United States federal income tax purposes or be issued under a separate CUSIP number.

Governing Law	State of New York.

Listing	We intend to apply to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date; however, we cannot guarantee that the listing will be approved.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

Book-Entry Form Only	The Notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. The Notes will be cleared through the facilities of DTC and its participants, including Clearstream Banking, S.A., and Euroclear Bank, S.A./N.V.

Risk Factors	Investment in the Notes involves certain risks. You should carefully consider the information under “Risk Factors,” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the Notes.

RISK FACTORS

Before making a decision to invest in the Notes, you should carefully consider the following risks, together with all other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the risks described in our Annual Report on Form 20-F filed on February 17, 2022. Additional risks not presently known to us or that we currently deem immaterial may also impair our business.

Risks Relating to the Notes

Rating agencies may lower the ratings of our long-term debt, including the Notes.

Credit rating agencies continually review their ratings for debt securities of companies that they follow, including us. If the ratings of our long-term debt or the Notes are downgraded in the future, the price and liquidity of the Notes or your ability to resell the Notes could be adversely affected. In addition, any such downgrade could also adversely affect our borrowing costs and reduce our access to capital. A rating is based upon information furnished by us or obtained by the relevant rating agency from its own sources and is subject to revision, suspension or withdrawal by the rating agency at any time. Rating agencies may review the ratings assigned to the Notes due to developments that are beyond our control.

An active trading market for the Notes may not develop.

The Notes will constitute a new issue of securities, for which there is no existing market. Although we intend to apply for listing of the Notes for trading on the NYSE, no assurance can be given that the Notes will become or will remain listed. Even if the Notes are listed, an active trading market may not develop. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these Notes, prevailing interest rates and changes in our consolidated financial condition, results of operations or prospects. A liquid trading market in the Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the Notes and your ability to transfer the Notes may be limited.

Changes in the debt markets could adversely affect the market prices of the Notes.

The market price for the Notes will depend on many factors, including RELX Capital’s credit ratings with major credit rating agencies, the prevailing interest rates being paid by other companies similar to RELX Capital, RELX Capital’s results of operations, financial condition and future prospects and the overall condition of the financial markets. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations could have an adverse effect on the market prices of the Notes.

RELX Capital may redeem the Notes at its option, which may adversely affect your return.

As described under “Description of the Notes and Guarantee—Optional Redemption of the Notes” in this prospectus supplement, RELX Capital has the right to redeem the Notes in whole or in part from time to time. RELX Capital may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

The Guarantor is the holding company of the Group.

The Guarantor is the holding company of the Group. Accordingly, substantially all of the assets of the Guarantor are comprised of its shareholdings in its subsidiaries. The ability of the Guarantor to satisfy any payment obligations under the Guarantee will be dependent upon dividend payments and/or other payments received by the Guarantor from other members of the Group, and such payment obligations under the Guarantee will be structurally subordinated to any payment obligations owed to creditors of the Guarantor’s subsidiaries.

The Notes do not contain any financial covenants.

RELX Capital will not be restricted from incurring additional unsecured debt or other liabilities, including senior debt. If RELX Capital incurs additional debt or liabilities, RELX Capital’s ability to pay interest on and the principal of the Notes could be adversely affected. In addition, under the Notes, neither RELX Capital nor the Guarantor will be restricted from paying dividends or issuing or repurchasing their other securities.

Noteholders will not be protected in the event of a significant increase in our leverage, a reorganization, a default under RELX Capital’s existing indebtedness, or a restructuring or similar transaction that may adversely affect noteholders, except to the extent described under “Description of the Notes and Guarantee.”

The Notes and the Guarantee will be unsecured obligations.

The Notes will be senior, unsecured indebtedness of RELX Capital and will rank equally in right of payment with all current and future unsecured and unsubordinated obligations of RELX Capital. The Guarantee will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of the Guarantor. The Notes and the Guarantee will be effectively subordinated to any future secured indebtedness of RELX Capital and the Guarantor, respectively, to the extent of the collateral securing such indebtedness. As at December 31, 2021, neither RELX Capital nor the Guarantor had any secured indebtedness outstanding. For more information on the ranking of the Notes, see “Description of the Notes and Guarantee.”

RELX Capital may not be able to repurchase all of the Notes upon a Change of Control Triggering Event in accordance with the indenture, which would result in a default under the Notes.

Upon the occurrence of a Change of Control Triggering Event under the indenture governing the Notes, RELX Capital will be required to offer to repurchase the Notes at a price of 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase. However, RELX Capital may not have sufficient funds to repurchase the Notes. In addition, RELX Capital’s ability to repurchase the Notes may be limited by law or the terms of other agreements relating to its indebtedness. The failure to make such repurchase in accordance with the indenture would result in a default under the Notes. For more information, see “Description of the Notes and Guarantee—Change of Control—Offer to Repurchase Upon Change of Control Triggering Event” in this prospectus supplement.

Investors in the Notes may be unable to enforce judgments obtained in U.S. courts against the Guarantor.

Some of the directors and executive officers of the Guarantor are non-residents of the United States, and all or a substantial portion of the assets of the Guarantor and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these non-resident persons or to enforce against the Guarantor or these non-resident persons in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

An event of default under other series of debt securities issued by us may not constitute an event of default under the Notes.

As described under “Description of the Debt Securities and Guarantee—Events of Default” in the accompanying prospectus, acceleration or failure to pay certain indebtedness of RELX Capital or the Guarantor in an aggregate principal amount of at least US$100,000,000 (or the equivalent in another currency) may constitute an event of default under the Notes. However, the threshold amount for such an event of default in certain of our outstanding series of debt securities is US$75,000,000 or US$20,000,000 (or the equivalent in another currency). Accordingly, it is possible that an event of default may occur under such other series of debt securities that would not constitute an event of default with respect to the Notes offered hereby.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $491.9 million (after deducting the underwriting discount and estimated transaction expenses).

We expect to use the net proceeds for general corporate purposes, including repaying certain outstanding indebtedness under our commercial paper program. As of May 16, 2022, the average yield on this commercial paper was approximately 0.9%.

THE ISSUER

RELX Capital is incorporated in the state of Delaware and is a wholly owned indirect subsidiary of RELX PLC. RELX Capital was incorporated in Delaware in April 1995. It has no assets, operations, revenues or cash flows other than those related to the issuance and repayment of securities guaranteed by RELX PLC. As at December 31, 2021, RELX Capital had $3,231 million (£2,393 million translated at the noon buying rate on December 31, 2021 of $1.35 per £1.00) of long-term debt, all of which is guaranteed by RELX PLC. RELX Capital has no other borrowings.

CAPITALIZATION

The following table sets forth cash and cash equivalents, short-term borrowings and the total capitalization of the Group, as at December 31, 2021:

•	on an actual basis; and

•	on an as adjusted basis, after giving effect to the issuance and sale of the Notes as if the issuance and sale of the Notes occurred on December 31, 2021.

The actual amounts in the table have been derived from the audited consolidated balance sheet of the Group as at December 31, 2021. You should read this table together with “Operating and Financial Review and Prospects—Operating Results” and the consolidated financial statements of the Group in our Annual Report on Form 20-F filed on February 17, 2022 incorporated by reference in this prospectus supplement.

	As at December 31, 2021
	Actual	As Adjusted(1)	As Adjusted(2)
	(In millions)
Cash and cash equivalents	£113	£477	$644

Current debt (including current portion of long-term debt)(3)	£232	£232	$313

Non-current debt(3)	£5,935	£6,299	$8,504

Share capital	286	286	386
Share premium	1,491	1,491	2,013
Shares held in treasury	(876)	(876)	(1,182)
Translation reserve	250	250	337
Other reserves	2,081	2,081	2,809

Shareholders’ equity(4)	£3,232	£3,232	$4,363

Total capitalization	£9,167	£9,531	$12,867

(1)

The as adjusted column represents the December 31, 2021 balance adjusted for the effect of the issuance and sale of the Notes as if the issuance and sale of the Notes occurred on December 31, 2021 and does not give effect to any cash generated by or used in our business since December 31, 2021. Net proceeds of approximately $491.9 million (after deducting underwriting discounts and estimated transaction expenses of $3.7 million) are assumed to be realized from the issuance and sale of the Notes.

(2)	For the convenience of the reader, pounds sterling amount as at December 31, 2021 has been translated into US dollars using the noon buying rate on December 31, 2021 of $1.35 per £1.00.
(3)

All of our borrowings are unsecured and the substantial majority of our borrowings are guaranteed by RELX PLC. As at December 31, 2021, the non-guaranteed indebtedness totaled $660 million (£489 million using the noon buying rate as at December 31, 2021 of $1.35 per £1.00). On April 14, 2022, the revolving credit facilities with various maturities through to July 2024 were canceled and replaced with a new $3,000 million facility maturing on April 14, 2025.

(4)

Subsequent to December 31, 2021, a dividend of 35.5p per share was proposed by the board of directors of RELX PLC, and approved by the shareholders of RELX PLC at its Annual General Meeting on April 21, 2022. The dividend totals approximately £682 million based on the number of shares outstanding (excluding shares held in treasury) of RELX PLC as at the record date of April 29, 2022 and will be paid on June 7, 2022.

DESCRIPTION OF THE NOTES AND GUARANTEE

The following description of the terms and conditions of the Notes and the Guarantee supplements and, to the extent inconsistent, replaces the more general terms and conditions of our debt securities and guarantee contained in the accompanying prospectus.

General

The Notes will constitute senior unsecured debt obligations of RELX Capital and will rank equally with all of the existing and future senior, unsecured and unsubordinated debt of RELX Capital. The Notes will be issued as separate series of debt securities in registered form under the indenture, dated as of May 9, 1995, as amended, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Bank of New York Mellon will serve as trustee, registrar and paying agent with respect to the Notes.

The Notes initially will be limited to $500,000,000 aggregate principal amount. RELX Capital may, without giving notice to or seeking the consent of any of the holders of the Notes, create and issue additional debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the Notes will either be fungible with the Notes for United States federal income tax purposes or be issued under a separate CUSIP number.

RELX Capital intends to file an application to list the Notes on the NYSE. The listing application will be subject to approval by the NYSE. If the application is approved, trading of the Notes on the NYSE is expected to begin within 30 days after the original issue date of the Notes. If the application is approved, RELX Capital will have no obligation to maintain such listing, and may delist the Notes at any time.

RELX Capital may redeem some or all of the Notes at any time at the redemption prices described under “—Optional Redemption of the Notes.”

RELX Capital may also redeem all, but not part, of the Notes upon the occurrence of certain tax events at the redemption prices described under “—Optional Redemption for Tax Reasons.”

The Notes will not provide for any sinking fund.

Maturity and Interest

The Notes will mature on May 20, 2032 and will bear interest at a rate of 4.750% per annum from May 20, 2022.

Interest payments on the Notes will be paid semi-annually on May 20 and November 20 of each year, beginning on November 20, 2022, to holders of record at the close of business on the May 5 and November 5 immediately preceding the applicable interest payment date (whether or not such record date is a Business Day) and on the maturity date. We will calculate the amount of interest payable on the Notes on the basis of a 360-day year of twelve 30-day months. If the date on which a payment of interest or principal on the Notes is scheduled to be paid is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

“Business Day” for purposes of the Notes means a day other than a Saturday, Sunday or other day on which banking institutions in New York City or London are authorized or obligated by law, regulation or executive order to close.

Guarantee

RELX PLC has agreed unconditionally and irrevocably to guarantee the due and punctual payment of the principal of, premium (if any), interest and all other amounts in respect of the Notes as and when they will become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the Notes and the indenture. The Guarantee will be a direct, unconditional, unsubordinated and unsecured obligation of RELX PLC and will rank at least equally with all other unsecured and unsubordinated obligations of RELX PLC, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors’ rights.

The Guarantee may be enforced against RELX PLC, in the event of a default in payment with respect to the Notes issued by RELX Capital, without making prior demand upon or seeking to enforce remedies against RELX Capital or other persons. The Guarantee of RELX PLC will be endorsed on each of the Notes issued by RELX Capital.

Optional Redemption of the Notes

Prior to February 20, 2032 (the “Par Call Date”), the Notes may be redeemed, in whole or in part, at the option of RELX Capital, at any time or from time to time, on notice given not more than 60 days nor less than 10 days, prior to the date of redemption at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Notes may be redeemed, in whole or in part, at the option of RELX Capital, at any time or from time to time, on notice given not more than 60 days nor less than 10 days, prior to the date of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by RELX Capital in accordance with the following two paragraphs.

The Treasury Rate shall be determined by RELX Capital after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, RELX Capital shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining

Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, RELX Capital shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, RELX Capital shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, RELX Capital shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

RELX Capital’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

If less than all of the Notes are to be redeemed at any time, Notes for redemption will be selected in accordance with the procedures of DTC or on a pro rata basis. No Notes with a principal balance of $1,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of the Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption unless we default in the payment of the redemption price.

We may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.

Optional Redemption for Tax Reasons

The Notes may be redeemed, at the option of RELX Capital in whole, but not in part, at 100% of the principal amount, together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations, rulings or treaties of a Relevant Taxing Jurisdiction (as defined below), or any change in official position regarding application or interpretation of those laws, regulations, rulings or treaties (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to the Notes (or if a jurisdiction becomes a Relevant Taxing Jurisdiction after the original issue date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction under the indenture), RELX Capital or RELX PLC, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the Notes, be obligated, in making that payment, to pay additional amounts as described under the heading “—Payment of Additional Amounts” below and that obligation cannot be avoided by RELX Capital or RELX PLC, individually or together, taking reasonable measures available to them.

The Notes may also be redeemed, at the option of RELX Capital, in whole, but not in part, at a “make-whole” redemption price (to be calculated in a manner consistent with the first paragraph under the heading “—Optional Redemption of the Notes”), if, as a result of any change in, or amendment to, the Code (as defined below under the heading “—Payment of Additional Amounts”) or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to the Notes, the deductibility of interest payments on the Notes or the timing thereof would be affected in any manner which is then adverse to RELX Capital and that effect cannot be avoided by RELX Capital or RELX PLC, individually or together, taking reasonable measures available to them.

Redemption Procedures

Notices of redemption will be mailed by first-class mail in respect of certificated, non-global notes or delivered electronically in respect of a global note held by DTC in accordance with DTC’s customary procedures at least 10 but not more than 60 days (or, in the case of a redemption following a Change of Control Offer as described under the heading “—Change of Control—Offer to Repurchase Upon Change of Control Triggering Event,” at least 30 but not more than 60 days) before the redemption date to each holder of the Notes to be redeemed, except that redemption notices may be mailed (or delivered electronically) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. We may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Payment of Additional Amounts

All payments of principal, premium (if any) and interest in respect of the Notes or the Guarantee will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction (as defined below), unless that withholding or deduction is required by law.

The indenture provides that if withholding or deduction is required by law, then RELX Capital or RELX PLC, as the case may be, will pay to the holder of any Note additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that Note after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction under the laws of which RELX Capital or RELX PLC, as the case may be, is organized or resident for tax purposes (or any political subdivision or taxing authority of or in that jurisdiction having power to tax), or any jurisdiction from or through which any amount is paid by RELX Capital or RELX PLC, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) (each a “Relevant Taxing Jurisdiction”), will not be less than the amount provided for in any Note to be then due and payable; provided, however, that RELX Capital or RELX PLC, as the case may be, will not be required to make any payment of additional amounts for or on account of:

•	any tax, assessment, duty or other governmental charge which would not have been imposed but for:

•

the existence of any present or former connection (other than the mere acquisition, ownership or holding of, or the receipt of payment or the exercise or enforcement of rights in respect of, the Notes) between that holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over that holder, if that holder is an estate, trust, partnership or corporation or any person other than the holder to which that Note or any amount payable on that Note is attributable for the purpose of that tax, assessment or charge) and a Relevant Taxing Jurisdiction, including, without limitation, that holder (or fiduciary, settlor, beneficiary, member, shareholder or possessor or person other than the holder) being or having been a citizen or resident of a Relevant Taxing Jurisdiction or being or having been present or engaged in a trade or business in a Relevant Taxing Jurisdiction, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction; or

•

the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment was duly provided for, whichever occurred later, except to the extent that the holder would have been entitled to additional amounts on presenting that Note for payment on or before the thirtieth day;

•	any estate, inheritance, gift, sale, transfer or personal property tax, assessment or other governmental charge of a similar nature;

•

any tax, assessment, duty or other governmental charge that is imposed or withheld by reason of the failure by that holder or any other person mentioned in the first bullet above to comply, after reasonable notice (at least 30 days before any such withholding would be payable), with a request of RELX Capital or RELX PLC, as the case may be, addressed to that holder or that other person to provide information concerning the nationality, residence or identity of that holder or that other person, or to make any declaration or other similar claim or satisfy any reporting requirement, which is in either case required by a statute, treaty or regulation of the Relevant Taxing Jurisdiction, as a precondition to exemption from or reduction of that tax, assessment or other governmental charge;

•

any tax, assessment, duty or other governmental charge imposed by reason of that holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment, duty or other governmental charge imposed on interest received by:

•

a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of RELX Capital;

•	a controlled foreign corporation related to RELX Capital within the meaning of Section 864(d)(4) of the Code; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•

any Note that is presented for payment by or on behalf of a resident of a member state of the European Union who would have been able to avoid any withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;

•

any tax, assessment, duty or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

•	any combination of the seven above items,

nor will additional amounts be paid with respect to:

•	any tax, assessment, duty or other governmental charge that is payable other than by deduction or withholding from payments on the Notes; or

•

any payment to any holder which is a fiduciary or a partnership or other than the sole beneficial owner of that Note to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or the beneficial owner would not have been entitled to those additional amounts had it been the holder of that Note.

RELX Capital and RELX PLC will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, assessments or other charges that arise in a Relevant Taxing Jurisdiction from the execution, delivery, registration or enforcement of any Notes, the Guarantee or the indenture, or any other document or instrument in relation thereto (other than a transfer of the Notes other than the initial resale of the Notes), and RELX Capital and RELX PLC agree to indemnify the trustee and the holders for any such amounts paid by the trustee and such holders. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor to RELX Capital or RELX PLC is organized or any political subdivision or taxing authority or agency thereof or therein.

Change of Control—Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have delivered notice of redemption in respect of the Notes as described above, we will be required to make an offer to repurchase all, or, at the holder’s option, any part (equal to $1,000 and integral multiples of $1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the principal amount of any Notes repurchased plus accrued and unpaid interest, if any, on such Notes repurchased, to, but excluding, the date of repurchase, referred to as the Change of Control Payment.

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, we will deliver written or electronic notice to the holders of the Notes, with a copy to the trustee for the Notes, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given, referred to as the Change of Control Payment Date, pursuant to the procedures required by the Notes and described in such notice.

The notice will, if given prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Business Day immediately preceding the Change of Control Payment Date, we will be required, to the extent lawful, to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered.

On the Change of Control Payment Date, we will be required to the extent lawful to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer on the Change of Control Payment Date; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third-party purchases all Notes properly tendered and not withdrawn under its offer.

If 80% or more in nominal amount of the Notes then outstanding have been redeemed or purchased pursuant to a Change of Control Offer, RELX Capital may, on not less than 30 or more than 60 days’ notice to the holders of the Notes given within 30 days after the Change of Control Payment Date, redeem or purchase (or procure the purchase of), at its option, the remaining Notes in their entirety at 101% of their principal amount plus interest accrued to, but excluding, the date of such redemption or purchase.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) acquires shares in the Guarantor to which attach more than 50% of the voting rights attaching to the issued share capital of the Guarantor; provided that a Change of Control shall be deemed not to have occurred if a new holding company acquires the entire issued share capital of the Guarantor and (A) such holding company has substantially the same shareholders as the Guarantor and those shareholders acquired the shares or economic interests in the holding company in substantially the same proportion as they hold shares or economic interests in the Guarantor prior to the holding company so acquiring the share capital of the Guarantor and (B) the Guarantor is a wholly owned (directly or indirectly) subsidiary of such holding company; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the subsidiaries and joint ventures of the Guarantor, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an affiliate of the Guarantor).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any Substitute Rating Agency or Substitute Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s, S&P and Fitch; and (b) if any of the Rating Agencies ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a Substitute Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing 60 days prior to the first public announcement of any Change of Control and ending 60 days following the consummation of such Change of Control (which 60-day period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agencies); provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Substitute Rating Agency” means “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Board of Directors of the Guarantor) as a replacement for Moody’s, S&P or Fitch, or some or all of them, as the case may be, in accordance with the definition of “Rating Agencies.”

Covenants

The date referred to in the first parenthetical in the first paragraph under “Description of the Debt Securities and Guarantee—Covenants of RELX Capital and the Guarantor—Limitation on Sale and Leaseback Transactions” in the accompanying prospectus will be the original issue date of the Notes.

The parenthetical in the third bullet point in the definition of the term “Indebtedness” under “Description of the Debt Securities and Guarantee—Covenants of RELX Capital and the Guarantor” in the accompanying prospectus will be replaced in its entirety with the following: “(as determined in accordance with IFRS, as in effect immediately prior to the adoption of IFRS 16—“Leases”)”.

Governing Law

The Notes, the Guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes (the “global notes”) in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A., Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., which we refer to as “Euroclear” (outside the United States), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as “direct participants,” deposit with DTC.

•

DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, which eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as “indirect participants.”

•	The DTC rules applicable to direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear plc, a UK corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or each of our or their respective agents takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under the Notes. Except as provided below under “Book-Entry, Delivery and Form—Certificated Notes,” owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of the Notes under the indenture or a global note.

None of us, the trustee or each of our or its respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between participants in DTC, on the one hand, and Clearstream or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream or Euroclear) immediately following the settlement date of DTC. We understand that cash received in Clearstream or Euroclear as a result of sales of interests in a Note by or through a Clearstream or Euroclear participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. None of us, the trustee or each of our or its respective agents will have any responsibility for the performance by DTC, Clearstream or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes to, and register in the name of, each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is unwilling or unable to continue to act as the holder of such global note or ceases to be a clearing agency registered under the Exchange Act, and a successor to DTC registered as a clearing agency under the Exchange Act is not appointed by us within 90 days of that notice;

•	we determine not to have the Notes represented by a global note; or

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes.

None of us, the trustee or each of our or its respective agents will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We, the trustee and each of our and its respective agents may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Taxation

For a discussion of material tax consequences to you of the purchase, ownership and disposition of the Notes, please see “Taxation” in the accompanying prospectus.

Trustee

In connection with the exercise of its duties the trustee will be responsible for the interests of the holders of the Notes as a class and will not be responsible for the consequences of the exercise of its duties for individual noteholders.

Additional Information

See “Description of the Debt Securities and Guarantee” in the accompanying prospectus for additional important information about, and applicable to, the Notes. Such information includes a description of certain events of default under the indenture.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of Notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; (iii) plans that are subject to provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”); and (iv) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

Title I of ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is considered to be a fiduciary of the Covered Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by a Covered Plan with respect to which we, the guarantor, an underwriter, or any of our or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption in consultation with counsel to assure it is applicable. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Plans and entities that are (or whose assets constitute the assets of) governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in section 3(33) of ERISA) that have not made an election under section 410(d) of the Code and non-U.S. plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code may nevertheless be subject to Similar Laws that include similar requirements. Fiduciaries of any such Plans should consult with their counsel before purchasing any Notes.

Because of the foregoing, the Notes should not be purchased or held by any person involving “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of a Note, each purchaser and subsequent transferee of a Note, or any interest therein, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

Important Note

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes or any interest therein.

The sale of Notes to a Plan is in no respect a representation by us, the underwriters or our or their respective affiliates that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any Plan. Purchasers of Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes (or any interest therein) complies with the fiduciary responsibility rules of ERISA and applicable Similar Laws, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. In this regard, neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any Notes (or interests therein) should consult and rely on their own counsel and advisors as to whether an investment in Notes is suitable for the Plan.

UNDERWRITING

BofA Securities, Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc. are acting as joint book-running managers of the offering and representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement, among RELX Capital, RELX PLC and the underwriters, dated the date of this prospectus supplement, each underwriter named below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Aggregate Principal Amount of Notes
BofA Securities, Inc.	$125,000,000
Citigroup Global Markets Inc.	125,000,000
RBC Capital Markets, LLC	125,000,000
SMBC Nikko Securities America, Inc.	125,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed 0.270% of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.180% of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by RELX Capital
Per Note	0.450%

The Notes are a new issue of securities with no established trading market. We intend to apply to list Notes on the NYSE and if the application is approved, trading of the Notes on the NYSE is expected to begin within 30 days after the original issue date. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected, and your ability to transfer the Notes may be limited. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $1.45 million.

Each of the underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Each of the underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for RELX and certain of its affiliates, for which they have received or will receive customary fees and expenses reimbursements. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of RELX or its affiliates. If any of the underwriters or their affiliates has a lending relationship with RELX or its affiliates, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to RELX or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of RELX or its affiliates, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

In order to facilitate the offering of the Notes, any underwriters or agents involved in the offering of the Notes may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or any other debt securities the prices of which may be used to determine payments on those Notes. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the underwriters or agents may bid for, and purchase, the Notes in the open market. Finally, in any offering of the Notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing any Notes in the offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Each underwriter has represented, warranted and agreed that:

•

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by the prospectus to any retail investor in the EEA. For the purposes of this provision:

•	the expression “retail investor” means a person who is one (or more) of the following:

•	a retail client as defined in point (11) of Article 4(1) of MiFID II;

•	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

•	not a qualified investor as defined in the Prospectus Regulation; and

•

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes;

•

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by the prospectus to any retail investor in the United Kingdom. For the purposes of this provision:

•	the expression “retail investor” means a person who is one (or more) of the following:

•	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of EUWA; or

•

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

•	not a qualified investor as defined in Article 2 of UK Prospectus Regulation; and

•

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

No action has been taken in any jurisdiction, including the EEA, the United Kingdom, the Netherlands, Canada, Switzerland, Japan, Hong Kong or Singapore, by any of RELX Capital, the Guarantor or the underwriters that would permit a public offering of the Notes or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to RELX Capital, the Guarantor or the Notes in any jurisdiction where action for this purpose is required. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement or the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering, the distribution of this prospectus supplement and the accompanying prospectus and resale of Notes. See “Notice to Prospective Investors.”

LEGAL MATTERS

The validity of the Notes and the Guarantee will be passed on for us by Cravath, Swaine & Moore LLP, London. The underwriters are being represented by Simpson Thacher & Bartlett LLP, New York, New York. Legal matters will be passed upon by Freshfields Bruckhaus Deringer LLP, English solicitors for RELX PLC as to certain matters of English law.

EXPERTS

The consolidated financial statements of RELX PLC incorporated by reference in RELX PLC’s annual report on Form 20-F for the year ended December 31, 2021, and the effectiveness of RELX PLC’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

RELX PLC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore files reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as RELX PLC, that file electronically with the SEC (http://www.sec.gov).

INFORMATION INCORPORATED BY REFERENCE

RELX PLC is subject to the informational requirements of the Exchange Act and therefore files reports and other information with the SEC. The SEC allows us to incorporate by reference in this prospectus supplement the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement;

•

information in a document incorporated by reference in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus supplement will automatically update and supersede this prospectus supplement.

We incorporate by reference the document listed below filed by RELX PLC with the SEC under the Exchange Act:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed on February 17, 2022.

We also incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus supplement but before such time that all of the Notes covered by this prospectus supplement have been sold:

•	any Annual Report on Form 20-F filed by us pursuant to the Exchange Act; and

•	those portions of any report on Form 6-K filed by us pursuant to the Exchange Act that indicates on the cover page those portions that will be incorporated by reference in this prospectus supplement.

The documents incorporated by reference (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus supplement incorporates) will be made available free of charge upon request by writing or telephoning us at the following address:

RELX Capital Inc.

1105 North Market Street

Suite 501

Wilmington, DE 19801

(302) 427-9299

PROSPECTUS

RELX Capital Inc.

Debt Securities

Fully and Unconditionally Guaranteed by RELX PLC

The Issuer:

•	RELX Capital Inc.

The Guarantor:

•	RELX PLC

The Debt Securities and the Offering:

•	This prospectus may be used to offer and sell, in one or more offerings at various times, an indeterminate amount of debt securities of RELX Capital Inc.

•	The debt securities may be offered as separate series, in amounts, prices and on terms to be determined at the time of the sale. When RELX Capital Inc. offers debt securities it will provide you with a prospectus supplement describing the terms of the specific issue of debt securities.

•	RELX Capital Inc. may sell debt securities to or through one or more underwriters for public offering and sale by them or may sell debt securities to investors directly or through agents.

•	You should read this prospectus and any prospectus supplement carefully before you invest.

The Guarantee:

•	The payment of principal, premium, if any, interest and additional amounts, if any, on the debt securities will be fully and unconditionally guaranteed by RELX PLC.

You should read this prospectus, including the section entitled “Risk Factors” on page 1, and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 29, 2022

i

RISK FACTORS

We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. You are urged to read and consider the risk factors described in any applicable prospectus supplement, as well as those described in our most recent Annual Report on Form 20-F (“Part I, Item 3: Key Information—Risk Factors”), which are incorporated by reference in this prospectus. See “Where You Can Find More Information” in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell an indeterminate amount of any combination of the debt securities described in this prospectus in one or more offerings.

We provide information to you about the debt securities in the following two documents:

•	this prospectus, which contains general information, some of which may not apply to your debt securities; and

•	the accompanying prospectus supplement, which describes the terms of your debt securities and may also add, update or change information contained in this prospectus.

If the terms of your debt securities vary between the accompanying prospectus supplement and this prospectus, you should rely on the different information in the prospectus supplement.

You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” to learn more about us and the debt securities we are offering.

In this prospectus:

•	“RELX Capital” refers to RELX Capital Inc.; and

•	“guarantor” refers to RELX PLC.

RELX PLC owns all of the Group’s businesses. Further information on our organizational structure is provided in our most recent Annual Report on Form 20-F (“Part I, Item 4: Information on the Group—Organisational Structure”). In this prospectus, references to the “Group,” “RELX,” “we,” “our” or “us” refer collectively to RELX PLC and its subsidiaries, associates and joint ventures. The consolidated financial statements of the Group are referred to herein as the “consolidated financial statements.”

In this prospectus, references to “US dollars,” “$” and “¢” are to US currency; references to “sterling,” “£,” “pound sterling,” “pence” or “p” are to UK currency; and references to “euro” and “€” are to the currency of the European Economic and Monetary Union.

ENFORCEABILITY OF CIVIL LIABILITIES

RELX PLC is a public limited company incorporated in England. Some of the directors and executive officers of the guarantor are non-residents of the United States, and all or a substantial portion of the assets of the guarantor and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these non-resident persons or to enforce against the guarantor or these non-resident persons in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

RELX PLC has been advised by counsel that England is not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, rendered in civil and commercial matters with the United States. There is, therefore, doubt as to the enforceability in England of civil liabilities based upon U.S. securities laws in an action to enforce a U.S. judgment in England. In addition, the enforcement in England of any judgment obtained in a U.S. court based on civil liabilities, whether or not predicated solely upon U.S. securities laws, will be subject to certain conditions. There is also doubt that an English court would have the requisite power or authority to grant remedies sought in an original action brought in England on the basis of U.S. securities laws violations.

WHERE YOU CAN FIND MORE INFORMATION

RELX PLC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore files reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as RELX PLC, that file electronically with the SEC (http://www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act as applicable to foreign private issuers. In accordance with the requirements applicable to foreign private issuers, we file our Annual Reports on Form 20-F and other information with the SEC. The SEC allows us to incorporate by reference in this prospectus the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus;

•	information in a document incorporated by reference in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus will automatically update and supersede this prospectus.

We incorporate by reference the documents listed below filed by RELX PLC with the SEC under the Exchange Act:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed on February 17, 2022.

We also incorporate by reference each of the following documents that will be filed with the SEC after the date of this prospectus but before such time that all of the debt securities covered by this prospectus have been sold:

•	any Annual Report on Form 20-F filed by us pursuant to the Exchange Act; and

•	those portions of any report on Form 6-K filed by us pursuant to the Exchange Act that indicates on the cover page those portions that will be incorporated by reference in this prospectus.

The documents incorporated by reference (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus incorporates) will be made available free of charge upon request by writing or telephoning us at the following address:

RELX Capital Inc.

1105 North Market Street

Suite 501

Wilmington, DE 19801

(302) 427-9299

THE GROUP

Overview

We are a global provider of information-based analytics and decision tools for professional and business customers. We serve customers in more than 180 countries and have offices in about 40 countries. For the year ended December 31, 2021, we had total revenue of £7,244 million and over 33,000 employees, of whom over 40% are in North America. In 2021, North America represented our largest single geographic market, contributing 60% of our total revenue.

RELX PLC is a publicly-held entity with its shares listed on the London, Amsterdam and New York stock exchanges. RELX PLC owns all of the Group’s businesses. RELX Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of RELX PLC. RELX PLC owns 100% of the shares in RELX Group plc, which in turn owns all of the operating businesses, subsidiaries and financing activities of the Group.

Further detail is described in our most recent Annual Report on Form 20-F (“Part I, Item 4: Information on the Group—History and Development”).

Operations

We derive our revenue principally from subscriptions and transactional sales. In 2021, 58% of our revenue was derived from subscriptions and 42% from transactional sales. Transactional sales includes revenue from exhibitions.

We operate in four major market segments: Risk; Scientific, Technical & Medical; Legal; and Exhibitions.

•	Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency. Total revenues for the segment for the year ended December 31, 2021 were £2,474 million.

•	Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance. Total revenues for the segment for the year ended December 31, 2021 were £2,649 million.

•	Legal provides legal, regulatory and business information and analytics that help customers increase their productivity, improve decision-making and achieve better outcomes. Total revenues for the segment for the year ended December 31, 2021 were £1,587 million.

•	Exhibitions combines industry expertise with data and digital tools to help customers connect digitally and face-to-face, learn about markets, source products and complete transactions. Total revenues for the segment for the year ended December 31, 2021 were £534 million.

Principal Executive Offices

The principal executive office of RELX PLC is located at 1-3 Strand, London WC2N 5JR, England. Tel: +44 20 7166 5500. The principal executive office of RELX PLC located in the United States is at 230 Park Avenue, New York, New York 10169, Tel: +1 (212) 309-8100. Our internet address is www.relx.com. The information on our website is not incorporated by reference into this prospectus.

The Issuer

RELX Capital is incorporated in the state of Delaware and is a wholly-owned indirect subsidiary of RELX PLC. RELX Capital was incorporated in Delaware in April 1995. It has no assets, operations, revenues or cash flows other than those related to the issuance and repayment of securities guaranteed by RELX PLC.

USE OF PROCEEDS

The net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include acquisitions and repayment of indebtedness, or as otherwise described in any supplement to this prospectus.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities.

The debt securities and the guarantee will be issued under an indenture, dated as of May 9, 1995, among RELX Capital, as issuer, RELX PLC, as guarantor and The Bank of New York Mellon, as trustee, principal paying agent and securities registrar, as supplemented to date. A copy of the indenture and any supplemental indentures are filed as exhibits to the registration statement of which this prospectus is a part.

The following are summaries of the material provisions of the debt securities, the guarantee and the indenture.

General

The indenture does not limit the amount of the debt securities that can be issued and provides that debt securities may be issued from time to time in one or more series. Any debt securities issued under the indenture are collectively referred to in this prospectus as debt securities. The particular terms of each series of debt securities offered by a prospectus supplement will be described in the prospectus supplement relating to that series.

Each debt security and all the related obligations of RELX Capital will constitute direct, unconditional, unsubordinated and unsecured obligations of RELX Capital, without any preference among themselves. The debt securities will rank at least equally with all other unsecured and unsubordinated obligations of RELX Capital.

Please refer to the appropriate prospectus supplement for information relating to the following:

•	the designation, aggregate principal amount and authorized denominations of the series of debt securities;

•	the percentage or percentages of principal amount at which the debt securities of the series will be issued;

•	the original issue date or dates or periods during which the debt securities may be issued and the date or dates (or manner of determining that date or dates), on which, or the range of dates within which, the principal of (and premium, if any, on) the debt securities of the series is payable and the record dates, if any, for the determination of holders of debt securities of the series to whom principal (and premium, if any) is payable;

•	the rate or rates (or the manner of calculating that rate or rates, including any provisions for the increase or decrease of that rate or rates upon the occurrence of specific events) at which the debt securities of the series will bear interest, if any, or the discount, if any, at which any discounted securities may be issued, the date or dates from which that interest will accrue, the interest payment dates on which that interest will be payable (or manner of determining those dates) and the regular record date for the interest payable on any debt securities on any interest payment date;

•	the place or places where the principal of (and premium, if any, on) and interest, if any, on debt securities of the series will be payable and the place or places where any debt securities of the series may be surrendered for registration of transfer, any debt securities of the series may be surrendered for exchange, and notices and demands to or upon RELX Capital or the guarantor, in respect of the debt securities of the series, may be served;

•	the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at the option of RELX Capital or otherwise;

•	the obligation (which may be fixed or contingent upon events), if any, of RELX Capital to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which or manner of determining them, the price or prices at which or manner of determining them, and the terms and conditions upon which, debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•	the currency, currencies or currency units in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any of the debt securities will be issued if other than US dollars and the particular provisions applicable thereto, in accordance with, in addition to or in lieu of the provisions in the indenture;

•	the denominations in which any series of debt securities will be issuable, if other than the denomination of $1,000 and any integral multiples thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities of the series which will be payable upon a declaration of acceleration of their stated maturity;

•	any additional events of default (as defined below under “—Events of Default”), or any additional covenants or agreements of RELX Capital or the guarantor, with respect to the debt securities of the series, whether or not those events of default or covenants or agreements are consistent with the terms of the indenture;

•	if a person other than The Bank of New York Mellon, as successor to The Chase Manhattan Bank, N.A., is to act as trustee for the debt securities of the series, and the name and location of the corporate trust office of that trustee;

•	if a person other than The Bank of New York Mellon, as successor to The Chase Manhattan Bank, N.A., is to act as principal paying agent for the debt securities of the series and the name and location of the principal office of that principal paying agent and, if other than that principal paying agent, the identity of the registrar for the debt securities of the series;

•	if other than the terms of the indenture described below under “—Satisfaction and Discharge,” provisions for the satisfaction and discharge of the indenture with respect to the debt securities of the series;

•	the date as of which any global security representing outstanding debt securities of the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

•	if applicable, the fact that the terms of the indenture described under “—Payment of Additional Amounts” and “—Redemption—Optional Redemption for Tax Reasons” below will not apply with respect to the debt securities of the series;

•	whether the debt securities of the series will be issued in whole or in part in the form of a global security or securities and, in that case, the depositary for that global security or securities;

•	whether any legends will be stamped or imprinted on all or a portion of the debt securities of the series, and the terms and conditions upon which any of those legends may be removed;

•	the form of the debt securities of the series (including the terms and conditions of that series of debt securities);

•	if other than US dollars, provisions, if any, for the debt securities of the series to be denominated, and payments thereon to be made, in foreign currencies and specifying the manner and place of payment thereon and, if other than as provided in the indenture, the manner of determining the equivalent thereof in US dollars;

•	if other than coin or currency in which the debt securities of that series are denominated, the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on the debt securities of the series shall be payable, and the time and manner of determining the exchange rate between the currency or currency unit in which the debt securities are denominated or stated to be payable and the currency or currency unit in which the debt securities are to be so payable;

•	the designation of the currency determination agent, if any; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture). (Section 301).

All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuance of additional debt securities of that series. (Section 301).

Some of the debt securities may be issued as discounted securities (providing that upon their redemption or acceleration of their stated maturity an amount less than their stated principal amount will become due and payable) to be sold at a substantial discount below their stated principal amount. Any U.S. federal income tax consequences, U.K. tax consequences and other special considerations applicable to any discounted securities will be described in the applicable prospectus supplement.

Unless otherwise indicated in the prospectus supplement relating to the debt securities of a series, the provisions of the indenture and the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction, if any, involving RELX Capital or the guarantor which might adversely affect the holders of the debt securities.

Denominations, Registration and Transfer

The debt securities of a series will only be issuable as registered securities. Debt securities of a series may be issuable in the form of one or more global securities, as described under “—Global Debt Securities” below. (Section 201). Unless otherwise provided in the prospectus supplement with respect to the debt securities of a series, debt securities will be issued only in denominations or integral multiples of $1,000. (Section 302).

Registered securities of any series will be exchangeable for other registered securities of any authorized denomination of a like series and of a like aggregate principal amount with like terms and conditions. (Section 305). Registered securities (other than a global security) may be presented for registration of transfer (with the form of transfer duly executed) at the office of the registrar designated by RELX Capital for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. (Section 305). That transfer or exchange will be effected after the registrar and RELX Capital are satisfied with a written instrument of transfer of the person making the request. (Section 305). RELX Capital has initially appointed the principal paying agent as the registrar under the indenture. (Section 305). If a prospectus supplement refers to any co-registrar (in addition to the registrar) initially designated by RELX Capital with respect to any series of debt securities, RELX Capital may at any time rescind the designation of that co-registrar or approve a change in the location through which that co-registrar acts, except that RELX Capital will be required to maintain a registrar or co-registrar in each place of payment for each series. RELX Capital may at any time designate additional registrars or co-registrars with respect to any series of debt securities.

In the event of any redemption of the debt securities of a series in part, RELX Capital will not be required to:

•	issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt security selected for redemption as a whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305).

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. Unless and until a global security is exchanged in whole or in part for debt securities in definitive registered form, a global security representing all or a portion of the debt securities of a series may not be transferred except as a whole by the depositary for that series to its nominee or vice versa or by a nominee to another nominee of that depositary or in either case to a successor of that depositary or a nominee of that successor. (Section 305).

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series. RELX Capital anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary or its nominee will credit the accounts of persons held with it with the respective aggregate principal amounts of the debt securities represented by that global security. Those accounts will be designated by the underwriters or agents with respect to those debt securities or by RELX Capital if those debt securities are offered and sold directly by RELX Capital. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants).

So long as the depositary, or its nominee, is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series registered in their names, will not receive or be entitled to receive physical delivery of securities of that series in definitive form and will not be considered the owners or holders of those global securities under the indenture.

Any payments of principal, premium, if any, interest and additional amounts, if any, on debt securities registered in the name of a depositary or its nominee will be made to it as the registered owner of the global security representing those debt securities. (Section 307). None of RELX Capital, the guarantor, the trustee, any principal paying agent or the registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Section 308).

RELX Capital and the guarantor expect that the depositary or its nominee, upon receipt of any payment of principal, premium, if any, interest, or additional amounts, if any, on a debt security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities of that series as shown on the records of that depositary or its nominee. (Section 307). RELX Capital and the guarantor also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Beneficial interests in global securities are exchangeable for debt securities in definitive registered form in the applicable minimum denominations for such series of debt securities if:

•	the depositary notifies RELX Capital that it is unwilling or unable to continue as the holder of the global securities or ceases to be a clearing agency registered under the Exchange Act and a successor to the depositary registered as a clearing agency under the Exchange Act is not appointed by RELX Capital within 90 days of this notification or announcement;

•	RELX Capital in its discretion at any time determines that global securities should be exchanged (in whole, but not in part) for definitive securities; or

•	there occurs an event of default as described below under “—Events of Default.”

Any debt security that is exchangeable in the circumstances described above is exchangeable for definitive debt securities issuable in authorized denominations and registered in those names as the depositary will direct. (Section 305).

Guarantee

The guarantor has agreed unconditionally and irrevocably to guarantee the due and punctual payment of the principal of, premium (if any), interest and all other amounts in respect of the debt securities as and when they will become due and payable, whether at the stated maturity, upon redemption or when accelerated in accordance with the provisions of the debt securities and the indenture. (Section 1301). The guarantee will be direct, unconditional, unsubordinated and (subject to the provisions of the guarantee and the indenture) unsecured obligations of the guarantor and will rank at least equally with all other unsecured and unsubordinated obligations of the guarantor, subject, in the case of insolvency, to laws of general applicability relating to or affecting creditors’ rights. (Section 1301).

The guarantee will provide that it may be enforced against the guarantor, in the event of a default in payment with respect to the debt securities issued by RELX Capital, without making prior demand upon or seeking to enforce remedies against RELX Capital or other persons. The guarantee of the guarantor will be endorsed on each of the debt securities issued by RELX Capital.

Payment of Additional Amounts

All payments of principal, premium (if any) and interest in respect of the debt securities or the guarantee will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction (as defined below), unless that withholding or deduction is required by law.

The indenture provides that if withholding or deduction is required by law, then RELX Capital or RELX PLC, as the case may be, will pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction under the laws of which RELX Capital or RELX PLC, as the case may be, is organized or resident for tax purposes (or any political subdivision or taxing authority of or in that jurisdiction having power to tax), or any jurisdiction from or through which any amount is paid by RELX Capital or RELX PLC, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) (each a “Relevant Taxing Jurisdiction”), will not be less than the amount provided for in any debt security to be then due and payable; provided, however, that RELX Capital or RELX PLC, as the case may be, will not be required to make any payment of additional amounts for or on account of:

•	any tax, assessment, duty or other governmental charge which would not have been imposed but for:

•

the existence of any present or former connection (other than the mere acquisition, ownership or holding of, or the receipt of payment or the exercise or enforcement of rights in respect of, the debt securities) between that holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over that holder, if that holder is an estate, trust, partnership or corporation or any person other than the holder to which that debt security or any amount payable on that debt security is attributable for the purpose of that tax, assessment or charge) and a Relevant Taxing Jurisdiction, including without limitation, that holder (or fiduciary, settlor, beneficiary, member, shareholder or possessor or person other than the holder) being or having been a citizen or resident of a Relevant Taxing Jurisdiction or being or having been present or engaged in a trade or business in a Relevant Taxing Jurisdiction, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction; or

•	the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment was duly provided for, whichever occurred later except to the extent that the holder would have been entitled to additional amounts on presenting that debt security for payment on or before the thirtieth day;

•	any estate, inheritance, gift, sale, transfer or personal property tax, assessment or other governmental charge of a similar nature;

•	any tax, assessment, duty or other governmental charge that is imposed or withheld by reason of the failure by that holder or any other person mentioned in the first bullet above to comply, after reasonable notice (at least 30 days before any such withholding would be payable), with a request of RELX Capital or RELX PLC, as the case may be, addressed to that holder or that other person to provide information concerning the nationality, residence or identity of that holder or that other person, or to make any declaration or other similar claim or satisfy any reporting requirement, which is in either case required by a statute, treaty or regulation of the Relevant Taxing Jurisdiction, as a precondition to exemption from or reduction of that tax, assessment or other governmental charge;

•	any tax, assessment, duty or other governmental charge imposed by reason of that holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment, duty or other governmental charge imposed on interest received by:

•	a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of RELX Capital;

•	a controlled foreign corporation related to RELX Capital within the meaning of Section 864(d)(4) of the Code; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	any debt security that is presented for payment by or on behalf of a resident of a member state of the European Union who would have been able to avoid any withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union;

•	any tax, assessment, duty or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

•	any combination of the seven above items,

nor will additional amounts be paid with respect to:

•	any tax, assessment, duty or other governmental charge that is payable other than by deduction or withholding from payments on the debt securities; or

•	any payment to any holder which is a fiduciary or a partnership or other than the sole beneficial owner of that debt security to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or the beneficial owner would not have been entitled to those additional amounts had it been the holder of that debt security. (Section 1008).

RELX Capital and the guarantor will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, assessments or other charges that arise in a Relevant Taxing Jurisdiction from the execution, delivery, registration or enforcement of any debt securities, guarantee or the indenture, or any other document or instrument in relation thereto (other than a transfer of the debt securities other than the initial resale of the debt securities), and RELX Capital and the guarantor agree to indemnify the trustee and the holders for any such amounts paid by the trustee and such holders. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor to RELX Capital or the guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.

Redemption

General. The debt securities of a series may provide for mandatory redemption by RELX Capital or the guarantor or redemption at the election of RELX Capital or the guarantor.

In the case of any redemption of any series of debt securities prior to the expiration of any restriction on such redemption provided in the terms of such debt securities or the indenture, RELX Capital will furnish to the trustee an officers’ certificate evidencing compliance with such restriction. (Section 1102). Prior to the giving of any notice of any tax redemption of any series of debt securities, RELX Capital will deliver to the trustee a written opinion of independent legal counsel of recognized standing in the appropriate jurisdiction stating that RELX Capital is entitled to effect the redemption, together with an officers’ certificate of RELX Capital and the guarantor setting forth a statement of facts showing that the conditions precedent, if any, to the right to redeem have occurred. (Section 1108).

Unless otherwise provided in the applicable prospectus supplement, notice of a redemption will be given not less than 30 nor more than 60 days (or, in the case of partial redemptions, 45 days) prior to the date fixed for redemption, if any, in accordance with the provisions described under “—Notices” below and pursuant to the terms of the indenture. (Section 1104). Notice having been given, those debt securities will become due and payable on the redemption date and will be paid at the applicable redemption price at the place or places of payment and in the manner specified in those debt securities. (Section 1106).

Following the redemption date, if moneys for the redemption of the debt securities called for redemption have been made available, as provided in those debt securities, on the redemption date, those debt securities will cease bearing interest, and the only right of the holders of those debt securities will be to receive payment of the applicable redemption price specified in those debt securities. (Sections 1105 and 1106).

In the event of a partial redemption of debt securities of a series of like terms and conditions, the debt securities to be redeemed will be selected by the trustee pursuant to the provisions of the indenture. (Section 1103).

Reference is made to the applicable prospectus supplement relating to each series of debt securities which are discounted securities for the particular provisions relating to redemption of those discounted securities.

Optional Redemption for Tax Reasons. All of the debt securities of any series may be redeemed, at the option of RELX Capital, at 100% of the principal amount (or, in the case of discounted securities, that lesser amount as may be provided for), together with accrued but unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations, rulings or treaties of a

Relevant Taxing Jurisdiction, or any change in official position regarding application or interpretation of those laws, regulations, rulings or treaties (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to those debt securities (or if a jurisdiction becomes a Relevant Taxing Jurisdiction after the original issue date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction under the indenture) or another date as may be specified in the applicable prospectus supplement, RELX Capital or RELX PLC, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the debt securities, be obligated, in making that payment, to pay additional amounts as described under the heading “Payment of Additional Amounts” in this prospectus and that obligation cannot be avoided by RELX Capital or RELX PLC, individually or together, as the case may be, taking reasonable measures available to them. (Section 1108).

All of the debt securities of any series may also be redeemed, at the option of RELX Capital, at the redemption price specified in the applicable prospectus supplement, if, as a result of any change in, or amendment to, the Code or any of its regulations, rulings or official interpretations, which change or amendment is enacted or adopted and becomes effective on or after the original issue date with respect to those debt securities or another date as may be specified in the applicable prospectus supplement, the deductibility of interest payments on the debt securities or the timing thereof would be affected in any manner which is then adverse to RELX Capital and that effect cannot be avoided by RELX Capital or RELX PLC, individually or together, taking reasonable measures available to them. (Section 1108).

Repurchase

Subject to applicable law (including U.S. federal securities law), RELX Capital, the guarantor or any subsidiary of the guarantor (as defined below under “—Covenants of RELX Capital and the Guarantor”) may at any time repurchase debt securities of any series in any manner and at any price. Debt securities of a series repurchased by RELX Capital, the guarantor or any subsidiary of the guarantor may be held, resold or surrendered by that purchaser through RELX Capital, to the trustee or any paying agent appointed by RELX Capital with respect to those debt securities for cancellation.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of (and premium, if any, on) and interest, if any, on debt securities (other than a global security) will be made at the office of that paying agent or paying agents as RELX Capital or the guarantor may designate from time to time, except that, at the option of RELX Capital, payment of any interest may be made:

•	by transfer to an account maintained with a bank by the person entitled to that interest as specified in that securities register; or

•	by check mailed or delivered to the address of the person entitled to that interest at the address that appears in the register for debt securities of any series.

Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities which is payable, and is punctually paid or duly provided for, on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment; provided, however, that interest, if any, payable at maturity will be payable to the person to whom the principal is payable.

Unless otherwise indicated in an applicable prospectus supplement, The Bank of New York Mellon will act as the paying agent for each series of debt securities.

Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in The City of New York will be designated as the sole paying agency of RELX Capital and the guarantor for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by RELX Capital or the guarantor, as the case may be, for the debt securities of a series will be named in the related prospectus supplement. RELX Capital or the guarantor may at any time appoint additional paying agents, rescind the appointment of any paying agent or approve a change in the office through which any paying agent acts, except that RELX Capital and the guarantor will be required to maintain a paying agent in each place of payment for a series.

All moneys paid by RELX Capital or the guarantor to the trustee or any paying agent for the debt securities of any series, or then held by RELX Capital or the guarantor, in trust for the payment of principal of (and premium, if any, on) and interest, if any, on any debt security or in respect of any other additional payments which remain unclaimed at the end of two years after that principal (and premium, if any), and interest, if any, or additional payments will have become due and payable will (subject to applicable laws) be repaid to RELX Capital or the guarantor, as the case may be, on issuer request or guarantor request or (if then held by RELX Capital or the guarantor) will be discharged from that trust; and the holder of that debt security will thereafter, as an unsecured general creditor, look only to RELX Capital (or to the guarantor pursuant to its guarantee) for payment. (Section 1003).

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “event of default” with respect to each series of debt securities means any one of the following events:

•	RELX Capital defaults in payment or prepayment of all or any part of the principal of any debt security or any prepayment charge or interest (which default, in the case of interest only, has continued for a period of 30 days or more) on the debt securities when they have become due and payable, whether at stated maturity, by acceleration, by notice of redemption or otherwise;

•	except as provided in the preceding paragraph, RELX Capital or the guarantor fails to perform or observe any of its obligations under the indenture or the guarantee, as the case may be, (other than an obligation included in the indenture solely for the benefit of any series of debt securities other than that series) or the debt securities of that series and that failure continues for a period of more than 60 days after the date on which there has been given, by registered or certified mail, to RELX Capital and the guarantor by the trustee or to RELX Capital, the guarantor and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series a written notice specifying the default or breach and requiring it to be remedied;

•	the maturity of any Indebtedness (as defined below) of RELX Capital or the guarantor in an aggregate principal amount of at least US$100,000,000 (or the equivalent in another currency) has been accelerated because of a default or any of that Indebtedness in an aggregate principal amount of at least US$100,000,000 (or the equivalent in another currency) has not been paid at final maturity (as extended by any applicable grace period) and, with respect to RELX Capital in any case described in this paragraph, the obligations of RELX Capital under that series of debt securities have not been assumed during the 90-day period following that acceleration or nonpayment by another Component Company (as defined below) wholly owned by the guarantor;

•	RELX Capital has:

•	applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

•	made a general assignment for the benefit of its creditors;

•	commenced a voluntary case under the U.S. federal Bankruptcy Code;

•	filed a petition seeking to take advantage of any other law providing for the relief of debtors;

•	acquiesced in writing to any petition filed against it in an involuntary case under the Bankruptcy Code;

•	admitted in writing its inability to pay its debts generally as those debts become due;

•	taken any action under the laws of its jurisdiction of incorporation analogous to any of the foregoing; or

•	taken any requisite corporate action for the purpose of effecting any of the foregoing;

•	a proceeding or case has been commenced, without the application or consent of RELX Capital in any court of competent jurisdiction, seeking:

•	the liquidation, reorganization, dissolution, winding up, or composition or readjustment of RELX Capital’s debts;

•	the appointment of a trustee, receiver, custodian, liquidator or the like in respect of RELX Capital or in respect of all or any substantial part of its assets; or

•	similar relief, under any law providing for the relief of debtors;

and that proceeding or case has continued undismissed, or unstayed and in effect, for 90 days; or an order for relief has been entered in an involuntary case under the Bankruptcy Code against RELX Capital and that order remains undismissed, or unstayed and in effect, for 90 days; or action under the laws of the jurisdiction of incorporation of RELX Capital analogous to any of the foregoing has been taken with respect to RELX Capital and has continued undismissed, or unstayed and in effect, for 90 days; and in any case described in this paragraph, the obligations of RELX Capital under that series of debt securities have not been assumed during that 90-day period by another Component Company wholly owned by the guarantor;

•	either:

•	an order for the winding up of the guarantor is made and is not set aside within 90 days of the date of that order or pursuant to an appeal lodged within 90 days of the date of that order, except an order for the winding up of the guarantor in connection with a transaction not otherwise prohibited under “—Covenants of RELX Capital and the Guarantor—Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	an effective resolution is passed for the winding up of the guarantor, except a resolution passed for the winding up of the guarantor in connection with a transaction not otherwise prohibited under “—Covenants of RELX Capital and the Guarantor—Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	the guarantor ceases to pay its debts or ceases to carry on its business or a major part of its business, except any cessation by the guarantor in connection with a transaction not otherwise prohibited under “—Covenants of RELX Capital and the Guarantor—Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets” below;

•	an encumbrancer takes possession, or any administrative or other receiver or any manager is appointed, of the whole or any substantial part of the undertaking or assets of the guarantor;

•	a distress or execution is levied or enforced upon or sued out against all or any substantial part of the property of the guarantor, and, in each case, is not discharged within 90 days; or

•	the guarantor is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, an English statute;

•	either:

•	the guarantee with respect to the guarantor cease to be in full force and effect for any reason whatsoever and a new guarantee with respect to the guarantor of substantially the same scope as the guarantee have not come into effect or the debt securities have not been redeemed in full or funds have not been set aside for redemption; or

•	the guarantor contests or denies in writing the validity or enforceability of any of its obligations under the guarantee; or

•	any other event of default provided with respect to the debt securities of that series. (Section 501).

If an event of default with respect to any particular series of debt securities occurs and is continuing, the trustee for the debt securities of that series or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may exercise any right, power or remedy permitted by law and will have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal amount (or, in the case of discounted securities, that lesser amount as may be provided for with respect to those debt securities) of (including premium, if any, on) all the debt securities of that series to be due and payable immediately, by a notice in writing to RELX Capital and the guarantor (and to the trustee if given by holders), and upon that declaration of acceleration that principal or that lesser amount, as the case may be, including premium, if any, together with any accrued interest and all other amounts owing will become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which have been expressly waived by RELX Capital and the guarantor. (Section 502). However, at any time after that declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee for the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration. (Section 502).

Holders of debt securities of any series may not enforce the indenture, the debt securities or the guarantee, except as described in the preceding paragraph; provided, that each holder of debt securities will have the right to institute suit for the enforcement of payment of the principal of (and premium, if any, on) and interest, if any, on those debt securities on their respective stated maturities as provided in the indenture. (Section 507). The trustee may require indemnity satisfactory to it before it enforces the indenture, the debt securities or the guarantee. (Section 603). Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power. (Section 512). RELX Capital and the guarantor will furnish the trustee with an annual certificate of certain of its officers certifying, to the best of their knowledge, whether RELX Capital or the guarantor is, or has been, in default and specifying the nature and status of that default. (Section 1004). The indenture provides that the trustee will, within 90 days after a responsible officer of the trustee has actual knowledge of the occurrence of a default with respect to the debt securities, give to the holders of the debt securities notice of any default unless that default has been cured or waived; provided that the trustee may withhold from holders of debt securities of any series notice of any continuing default (except a default in payment) if it determines in good faith that the withholding of that notice is in the interest of the holders. (Section 602).

Covenants of RELX Capital and the Guarantor

RELX Capital and the guarantor have also agreed that, so long as any of the debt securities are outstanding, it or they, as the case may be, will comply with the obligations set forth below.

Payment of Principal, Premium (if any) and Interest. RELX Capital will duly and punctually pay the principal of, premium, if any, interest, if any, and all other amounts due on the debt securities in accordance with their terms and the terms of the indenture. (Section 1001).

Ownership of RELX Capital. The guarantor will at all times own, directly or indirectly, all of the voting stock of RELX Capital. (Section 1006).

Consolidation, Merger, Amalgamation, Sale, Lease or Conveyance of Assets. Neither RELX Capital nor the guarantor will, directly or indirectly, consolidate, merge or amalgamate with, or sell, lease or otherwise dispose of substantially all its assets to any other person unless:

•	no event of default and no event which, after the giving of notice or lapse of time or both, would become an event of default, will exist immediately before and immediately after that transaction;

•	either:

•	RELX Capital or the guarantor is the survivor of that transaction; or

•	if RELX Capital or the guarantor is not the survivor, the survivor is:

•	in the case of a transaction involving RELX Capital, a Component Company, all of whose voting stock is directly or indirectly owned by the guarantor and which is incorporated and existing under the laws of the United States or one of the States and that Component Company expressly assumes, by a supplemental indenture that is executed and delivered to the trustee, in form reasonably satisfactory to that trustee, RELX Capital’s obligations under the debt securities, or

•	in the case of a transaction involving the guarantor, a corporation or other person which expressly assumes, by a supplemental indenture that is executed and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to each of those trustees, with any amendments or revisions necessary to take account of the jurisdiction in which that corporation or other person is organized (if other than the United Kingdom), the guarantor’s obligations under the guarantee; and

•	RELX Capital or the guarantor has delivered to the trustee a certificate signed by two duly authorized officers of RELX Capital or the guarantor and an opinion of counsel stating that the consolidation, merger, amalgamation, sale, lease or conveyance and the supplemental indenture evidencing the assumption by a Component Company or corporation or other person comply with the indenture and that all conditions precedent provided for in the indenture relating to that transaction have been complied with. (Section 801).

Upon any consolidation, amalgamation or merger, or any conveyance, transfer or lease, the successor Component Company, corporation or person, as applicable, will succeed to, and be substituted for, and may exercise every right and power of, RELX Capital or the guarantor under the indenture with the same effect as if that successor subsidiary or person has been named as RELX Capital or the guarantor, and thereafter, except in the case of a lease, the predecessor obligor will be relieved of all obligations and covenants under the indenture, the debt securities or the related guarantee. (Section 802).

The guarantor may cause any Component Company, wholly owned by the guarantor, which is a corporation organized and existing under the laws of the United States or one of the States to be substituted for RELX Capital, and to assume the obligations of RELX Capital (or any corporation which has previously assumed the obligations of RELX Capital) for the due and punctual payment of the principal of (and, premium, if any, on) and interest, if any, on the debt securities and the performance of every covenant of the indenture and the debt securities on the part of RELX Capital to be performed or observed; provided that:

•	that Component Company will expressly assume those obligations by a supplemental indenture, executed by that Component Company and delivered to the trustee for each series of debt securities, in form reasonably satisfactory to that trustee, and, if that Component Company assumes those obligations, the guarantor will, in that supplemental indenture, confirm that its guarantee as guarantor will apply to that Component Company’s obligations under the debt securities and the indenture, as so modified by that supplemental indenture; and

•	immediately after giving effect to that assumption of obligations, no event of default with respect to any series of debt securities and no event which, after notice or lapse of time or both, would become an event of default, with respect to any series of debt securities will have occurred and be continuing. (Section 803).

Upon that assumption of obligations, that Component Company will succeed to, and be substituted for, and may exercise every right and power of, RELX Capital under the indenture with respect to the debt securities with the same effect as if that Component Company had been named as the “issuer” under the indenture, and the former issuer, or any successor corporation which will therefore have become RELX Capital in the manner prescribed in the indenture, will be released from all liability as obligor upon the debt securities. (Section 803).

If the guarantor causes any Component Company all of whose voting stock is directly or indirectly owned by the guarantor to be substituted for RELX Capital in accordance with the terms and conditions of the debt securities, that substitution may constitute a deemed sale or exchange of the debt securities for U.S. federal income tax purposes. As a result, the holder of a debt security may recognize taxable gain or loss and may be required to include in income different amounts during the remaining term of that debt security than would have been included absent that substitution. If that substitution occurs, holders should consult their tax advisors regarding the tax consequences.

Limitations on Liens. The guarantor will not, nor will it permit any Restricted Company to, create or assume after the date of the indenture any Lien securing Indebtedness other than:

•	Liens securing Indebtedness for which the guarantor or any Restricted Company is contractually obligated on that date;

•	Liens securing Indebtedness incurred in the ordinary course of business of the guarantor or any Restricted Company;

•	Liens securing Indebtedness incurred in connection with the financing of receivables of the guarantor or any Restricted Company;

•	Liens on Property acquired or leased after that date securing Indebtedness in amounts not exceeding the acquisition cost of that Property (provided that the Lien is created or assumed within 360 days after that acquisition or lease);

•	in the case of real estate owned on or acquired after that date which, on or after that date, is improved, Liens on that real estate and/or improvements securing Indebtedness in amounts not exceeding the cost of those improvements;

•	Liens on Property acquired after that date securing Indebtedness existing on that Property at the time of that acquisition (provided that the Lien has not been created or assumed in contemplation of that acquisition);

•	Liens securing Indebtedness of a corporation at the time it becomes a Component Company (provided that the Lien has not been created or assumed in contemplation of that corporation becoming a Component Company);

•	rights of set-off over deposits of the guarantor or any Restricted Company held by financial institutions;

•	Liens on Property of the guarantor or any Restricted Company in favor of any governmental authority of any jurisdiction securing the obligation of the guarantor or that Restricted Company pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

•	Liens securing industrial revenue, development or similar bonds issued by or for the benefit of the guarantor or any Restricted Company, provided that those industrial revenue, development or similar bonds are nonrecourse to the guarantor or that Restricted Company;

•	Liens in favor of the guarantor or of any other Component Company; and

•	extensions, renewals, refinancings or replacements of any Liens referred to above; provided that the outstanding principal amount of the obligation secured thereby at any time is not increased above the outstanding principal amount at any previous time and so long as any extension, renewal, refinancing or replacement of any Liens is limited to the property originally encumbered. (Section 804).

Notwithstanding the provisions set forth above, the guarantor or any Restricted Company may create or assume any Lien securing Indebtedness which would otherwise be subject to the foregoing restrictions provided that any of the following conditions is satisfied:

•	after giving effect to the Liens, Indebtedness secured by those Liens (not including Indebtedness secured by Liens permitted above) then outstanding does not exceed 15 percent of Adjusted Total of Capital and Reserves (as defined below); or

•	at the time the Lien is created or assumed, the debt securities or the obligations of the guarantor pursuant to its guarantee are equally and ratably secured with that Indebtedness for so long as that Indebtedness is secured. (Section 804).

Limitation on Sale and Leaseback Transactions. The guarantor will not, and will not cause or permit any Restricted Company to, engage in any sale and leaseback transaction (other than a sale and leaseback transaction involving any property acquired after the date specified for a series of debt securities in the applicable prospectus supplement) unless:

•	the guarantor or any Restricted Company would be entitled (other than pursuant to the exceptions under “—Limitations on Liens” above) to secure Indebtedness equal to the amount realized upon the sale or transfer involved in that transaction without securing the debt securities or the guarantee; or

•	an amount equal to the fair value, as determined in good faith by the board of directors or the executive board of the guarantor or that Restricted Company, of the leased property is applied or definitively committed within 360 days of the effective date of the sale and leaseback transaction to:

•	the acquisition or construction of property other than current assets;

•	the repayment of the debt securities pursuant to their terms; or

•	the repayment of Indebtedness of the guarantor or any Restricted Company (other than Indebtedness owed to the guarantor or to any other Component Company and other than Indebtedness the payment of principal of or interest on which is contractually subordinated to the prior payment of principal of or interest on the debt securities). (Section 805).

For the purpose of these covenants and the events of default the following terms have the following respective meanings:

“Adjusted Total of Capital and Reserves” means:

•	the amount for the time being paid up on the issued share capital of RELX PLC; and

•	the amounts standing to the credit of the reserves of the Group (being the elements of shareholders’ funds other than the paid up issued share capital of RELX PLC, including the balance standing to the credit of profit and loss account) as shown in the last audited financial statements of the Group after making those adjustments as in the opinion of RELX PLC’s auditors may be appropriate, including adjustments to take account of any alterations to those reserves resulting from any distributions or any issues of share capital whether for cash or other consideration (including any transfers to share premium account) or any payments up by capitalization from reserves of share capital theretofore not paid up or any reductions of paid up share capital or share premium account which may have taken place since the date of those balance sheets, less any amounts included in the reserves and appearing on those audited financial statements as being reserved or set aside for future taxation assessable by reference to profits earned down to the date to which those balance sheets are made up.

“Component Company” means any one of RELX PLC and its direct and indirect subsidiaries (or the successor to any of those companies).

“Indebtedness,” with respect to any person, means:

•	any obligation of that person for borrowed money;

•	any obligation incurred for all or any part of the purchase price of Property or for the cost of Property constructed or of improvements on the Property, other than accounts payable included in current liabilities and incurred in respect of Property purchased in the ordinary course of business;

•	any obligation under capitalized leases (as determined in accordance with IFRS, as in effect on the issue date of the applicable series of debt securities for purposes of such determination) of that person; and

•	any direct or indirect guarantees of that person of any obligation of the type described in the preceding three paragraphs of any other person.

“Lien” means any security interest, mortgage, pledge, lien, charge, encumbrance, lessor’s interest under a capitalized lease or analogous instrument in, of or on any Property.

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision or any other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, share capital.

“Restricted Company” means any Component Company, other than the guarantor, substantially all of the physical properties of which are located, or substantially all of the operations of which are conducted, within the United States, the United Kingdom or the Netherlands. “Restricted Company” does not include any Component Company which is principally engaged in leasing or financing installment receivables or which is principally engaged in financing the operations of one or more Component Companies (which includes only those Component Companies in which more than 50% of the capital stock having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the guarantor).

“subsidiary,” with respect to any person, means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by that person. (Section 101).

Satisfaction and Discharge

Except as may otherwise be set forth in the prospectus supplement relating to the debt securities of any particular series, the indenture provides that RELX Capital will be discharged from its obligations under the debt securities of that series (with certain exceptions) at any time prior to the stated maturity or redemption of those debt securities when:

•	RELX Capital has irrevocably deposited with or to the order of the trustee for the debt securities of that series, in trust:

•	sufficient funds in the currency or currency unit in which debt securities of that series are payable to pay and discharge the entire indebtedness on all of the outstanding debt securities of that series for unpaid principal (and premium, if any) and interest, if any, to the stated maturity, or redemption date, as the case may be; or

•	that amount of Government Obligations (as defined below) as will, together with the predetermined and certain income to accrue on those Government Obligations (without consideration of any reinvestment), be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge when due the principal (and premium, if any) and interest, if any, to the stated maturity or any redemption date, as the case may be; or

•	that amount equal to the amount referred to in the above two paragraphs in any combination of the currency or currency unit in which debt securities of that series are payable or Government Obligations;

•	RELX Capital or the guarantor has paid or caused to be paid all other sums payable with respect to the debt securities of that series;

•	RELX Capital has delivered to the trustee for the debt securities of that series an opinion of counsel to the effect that:

•	RELX Capital has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if that discharge had not occurred; and certain other conditions are met. (Section 401).

Upon a discharge, the holders of the debt securities of that series will no longer be entitled to the benefits of the terms and conditions of the indenture, the debt securities and the guarantee, if any, except for certain provisions, including registration of transfer and exchange of those debt securities and replacement of mutilated, destroyed, lost or stolen debt securities of that series, and will look for payment only to those deposited funds or obligations. (Section 401).

“Government Obligations” means securities which are:

•	direct obligations (or certificates representing an ownership interest in those obligations) of the government which issued the currency in which the debt securities of a particular series are payable (unless the currency in which the debt securities of a particular series is unavailable due to the imposition of exchange controls or other circumstances beyond RELX Capital’s control, in which case the obligations shall be issued in US dollars) for which its full faith and credit are pledged; or

•	obligations of a person controlled or supervised by, or acting as an agency or instrumentality of, the government which issued the currency in which the debt securities of a particular series are payable (unless the currency in which the debt securities of a particular series is unavailable due to the imposition of exchange controls or other circumstances beyond RELX Capital’s control, in which case the obligations shall be issued in US dollars), the payment of which is unconditionally guaranteed by that government as a full faith and credit obligation of that government payable in that currency and are not callable or redeemable at the option of RELX Capital or the guarantor. (Section 101).

Supplemental Indentures

The indenture contains provisions permitting RELX Capital, the guarantor and the trustee for the debt securities of any or all series:

•	without the consent of any holders of debt securities issued under the indenture, to enter into one or more supplemental indentures to, among other things, cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of the holders of debt securities of any particular series; and

•	with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities then outstanding and affected by the supplemental indenture, to enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of those debt securities under the indenture.

However, no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount or the rate of interest, if any, or any premium or principal payable upon the redemption of that debt security, or change any obligation of the guarantor to pay additional amounts thereon or reduce the amount of the principal of a discounted security that would be due and payable upon a declaration of acceleration of the stated maturity, or change any place of payment where any debt security or any interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity or the date any such payment is otherwise due and payable (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any particular series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture;

•	change any obligation of RELX Capital and the guarantor to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify certain of the provisions of the indenture pertaining to the waiver by holders of debt securities of past defaults, supplemental indentures with the consent of holders of debt securities and the waiver by holders of each debt security of certain covenants, except to increase any specified percentage in aggregate principal amount required for any actions by holders of debt securities or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected; or

•	change in any manner adverse to the interests of the holders of any outstanding debt securities the terms and conditions of the obligations of the guarantor in respect of the due and punctual payment of the principal (or, if the context so requires, lesser amount in the case of discounted securities) of (and premium, if any) and interest, if any, on or any additional amounts or any sinking fund payments provided in respect of that debt security. (Section 902).

Waivers

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series of debt securities issued under the indenture and affected thereby may, on behalf of the holders of those debt securities of that series, waive compliance by RELX Capital or the guarantor with certain restrictive provisions of the indenture as pertain to the corporate existence of RELX Capital and the guarantor, the maintenance of certain agencies by RELX Capital and the guarantor or to the covenants described under “—Covenants of RELX Capital and the Guarantor” above. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of (and premium, if any, on) and interest, if any, on any debt security of that series or with respect to a covenant or a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 513).

Further Issuances

RELX Capital may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the indenture further debt securities ranking equally with those debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of those further debt securities or except for the first payment of interest following the issue date of those further debt securities), and those further debt securities will be consolidated and form a single series with those debt securities and will have the same terms as to status, redemption or otherwise as those debt securities.

Notices

Notices to holders of the debt securities in non-global form will be given by mail to the addresses of holders as they appear in the security register and notices to holders of the debt securities in global form will be given to the depositary in accordance with its applicable procedures.

Title

RELX Capital, any trustees and any agent of RELX Capital or any trustees may treat the registered owner of any debt security as its absolute owner (whether or not that debt security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

The indenture, the debt securities and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Service

RELX Capital and the guarantor have designated and appointed Kenneth Thompson II, RELX Inc., at 9443 Springboro Pike, Miamisburg, OH 45342 as their authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the debt securities, the guarantee or the indenture which may be instituted in any federal or New York State court located in the Borough of Manhattan, City and State of New York, and has submitted (for the purposes of any suit or proceeding) to the jurisdiction of any court in that area in which any suit or proceeding is instituted. RELX PLC has agreed, to the fullest extent that it lawfully may do so, that final judgment in any suit, action or proceeding brought in a court will be conclusive and binding upon it and may be enforced in the courts of the United Kingdom (or any other courts to the jurisdiction of which it is subject).

Notwithstanding the foregoing, any actions arising out of or relating to the debt securities, the guarantee or the indenture may be instituted by the holder of any debt security of a series against RELX Capital or RELX PLC in any competent court in the State of Delaware, in the case of RELX Capital, or in England and Wales, in the case of RELX PLC.

Concerning the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will have no obligations other than the performance of those duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs. (Section 601).

TAXATION

United States Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences to you of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a regulated investment company;

•	a real estate investment trust;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding debt securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a partnership or other pass-through entity (or an investor therein);

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person required to accelerate the recognition of any item of gross income with respect to debt securities as a result of such income being recognized on an applicable financial statement;

•	a person liable for alternative minimum tax; or

•	a U.S. Holder (as defined below) whose “functional currency” is not the US dollar.

In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a Non-U.S. Holder (as defined below) subject to special treatment under the U.S. federal income tax laws (including if you are a “controlled foreign corporation,” “passive foreign investment company” or United States expatriate).

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that all debt securities issued pursuant to this prospectus will be classified for U.S. federal income tax purposes as indebtedness of RELX Capital and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. We will summarize any special U.S. federal income tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare contribution tax on net investment income or the effects of any state, local or non-United States tax laws.

If a partnership holds our debt securities, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the status and activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your tax advisors.

If you are considering the purchase of the debt securities, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the debt securities.

Material consequences to “Non-U.S. Holders” of the debt securities, which are beneficial owners of debt securities (other than partnerships) that are not U.S. Holders, are described under “—Consequences to Non-U.S. Holders” below.

“U.S. Holder” means a beneficial owner of a debt security that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Payments of Interest. Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount. If you own debt securities issued with original issue discount (“OID” and such debt securities, “original issue discount debt securities”), you will be subject to special tax accounting rules, as described in greater detail below. You generally must include OID in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID in an amount equal to that difference if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

If you own a debt security issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.

The amount of OID that you must include in income if you are the initial holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The accrual period for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period; over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.

Debt securities that provide for a variable rate of interest and that meet certain other requirements (“floating rate debt securities”) are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

You should refer to the discussion below under “Foreign Currency Debt Securities” for additional OID rules applicable to debt securities that are denominated in or determined by reference to a specified currency other than the US dollar (“foreign currency debt securities”). The discussion above generally does not address debt securities providing for contingent payments that do not constitute qualified stated interest. You should carefully examine the applicable prospectus supplement regarding the U.S. federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments that do not constitute qualified stated interest.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the U.S. Internal Revenue Service (“IRS”). You should consult with your own tax advisors about this election.

Short-Term Debt Securities. In the case of debt securities having a term of one year or less (“short-term debt securities”), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. Holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. Holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange, retirement or other disposition of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange, retirement or other disposition. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount. If you purchase a debt security (other than a short-term debt security) for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of the payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a security-by-security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition but not in excess of the net interest income on the security in such tax year. You should consult your own tax advisor before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium, Amortizable Bond Premium. If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (1) you will exercise or not exercise options in a manner that maximizes your yield and (2) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all taxable debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange, Retirement or Other Disposition of Debt Securities. Upon the sale, exchange, retirement or other disposition of a debt security, you will generally recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (other than any amount attributable to accrued but unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the debt security. Your adjusted tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Except as otherwise described herein with respect to:

•	certain short-term debt securities;

•	market discount;

•	gain or loss attributable to changes in exchange rates as discussed below with respect to foreign currency debt securities; or

•	contingent payment debt instruments, which this summary generally does not discuss,

that gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the debt security for more than one year. Long-term capital gains of individuals and other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Currency Debt Securities

Payments of Interest. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income (as ordinary income) the US dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into US dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income (as ordinary income) for each taxable year the US dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the “spot rate” on:

•	the last day of the accrual period;

•	the last day of the taxable year if the accrual period straddles your taxable year; or

•	the date the interest payment is received if such date is within five business days of the end of the accrual period.

If you elect to use the second method, the election must be consistently applied by you to all debt securities from year to year and may not be revoked without the consent of the IRS. In addition, if you use the accrual method of accounting, upon receipt of an interest payment on a debt security (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize exchange gain or loss (which is generally ordinary gain or loss) in an amount equal to the difference between the US dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received) and the US dollar value of the interest income you previously included in income with respect to such payment.

Original Issue Discount. OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into US dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale or other taxable disposition of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the US dollar value of the accrued OID (determined in the same manner as for accrued interest) and the US dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security;

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and

•	third, as the receipt of principal.

Market Discount and Bond Premium. The amount of accrued market discount on foreign currency debt securities includible in income (other than market discount currently included in income) will generally be determined by translating the market discount determined in the foreign currency into US dollars at the “spot rate” on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into US dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss will be realized based on the difference between “spot rates” at such time and the time of acquisition of the foreign currency debt security.

Sale, Exchange, Retirement or Other Disposition of Debt Securities. Your initial tax basis in a foreign currency debt security will generally be the US dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If, however, you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, your initial tax basis in the foreign currency debt security will be determined by translating the foreign currency amount paid into US dollars on the settlement date of the purchase. An accrual method taxpayer may elect the same treatment with respect to foreign currency debt securities traded on an established securities market, provided that the election is applied consistently. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in US dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

For purposes of determining the amount of any gain or loss you recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security for an amount denominated in foreign currency, the amount realized on such sale, exchange, retirement or other disposition generally will be the US dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income), determined based on the “spot rate” of the foreign currency in effect on the date of the sale, exchange, retirement or other disposition. If, however, you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, the amount realized is determined by translating the foreign currency received into US dollars on the settlement date of the sale, exchange, retirement or other disposition. An accrual method taxpayer may elect the same treatment with respect to foreign currency debt securities traded on an established securities market, provided that the election is applied consistently.

Subject to the discussion above regarding short-term debt securities and market discount, any gain or loss you recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security (except to the extent attributable to exchange gain or loss, as discussed below) will be capital gain or loss and will be long-term capital gain or loss if you have held the foreign currency debt security for more than one year. Long-term capital gains of individuals and other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security. A non-electing accrual basis taxpayer selling a foreign currency debt security on an established securities market will also realize exchange gain or loss on the receipt of the foreign currency to the extent (i) the US dollar value of the foreign currency determined at the “spot rate” on the settlement date of the sale differs from (ii) the US dollar value of the foreign currency determined at the “spot rate” on the trade date of the sale.

Your tax basis in foreign currency received as interest on, or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will generally be the US dollar value thereof at the “spot rate” at the time you receive such foreign currency. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

Dual Currency Debt Securities. If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency (any such foreign currency debt security, a “dual currency debt security”). Applicable Treasury Regulations generally:

•	apply the principles contained in regulations governing contingent payment debt instruments to dual currency debt securities in the “predominant currency” of the dual currency debt securities; and

•	apply the rules discussed above with respect to foreign currency debt securities with OID for the translation of interest and principal into US dollars.

If you are considering the purchase of dual currency debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such debt securities.

Reportable Transactions. Treasury Regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency debt security or foreign currency received in respect of a foreign currency debt security to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of foreign currency debt securities, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

The following is a summary of material U.S. federal income and estate tax consequences that will apply to you if you are a Non-U.S. Holder of debt securities.

U.S. Federal Withholding Tax. Subject to the discussion regarding FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of interest, including OID, on debt securities under the “portfolio interest” exemption, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of RELX Capital within the meaning of the Code and U.S. Treasury Regulations;

•	you are not a controlled foreign corporation that is related to RELX Capital through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the U.S. Treasury Regulations thereunder; and

•	either (1) you provide your name and address on an applicable IRS Form W-8 (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Subject to the discussion regarding backup withholding, U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of debt securities.

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment), you will be subject to U.S. federal income tax on that interest, including OID, on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements discussed above under “—U.S. Federal Withholding Tax” are satisfied) in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments.

Subject to the discussion regarding backup withholding, you will generally not be subject to U.S. federal income tax on any gain realized on the disposition of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment), in which case such gain will generally be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable tax treaty provides otherwise, you will generally be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses.

U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on debt securities beneficially owned by you at the time of your death, provided that any payment to you of interest on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” exemption described above under “—U.S. Federal Withholding Tax,” without regard to the statement requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of principal, interest and premium on debt securities, accruals of OID (if any) and the proceeds of the sale, exchange, retirement or other disposition (including a redemption) of a debt security paid to you (unless, in each case, you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or a certification of exempt status, or fail to report, in full, dividend and interest income.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, the amount of interest (including OID) on the debt securities paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including OID) on the debt securities that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person, and such withholding agent has received from you the statement described above in the sixth bullet point under “—Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax.”

In addition, information reporting and backup withholding will not apply to the proceeds of the sale, exchange, retirement or other disposition of a debt security made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest income (including OID) paid on the debt securities to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding; or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. If you are a foreign financial institution or a non-financial foreign entity in a jurisdiction that has entered into an intergovernmental agreement with the United States, you may be subject to different rules. You should consult your own tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of debt securities.

United Kingdom Tax Considerations

The following summary is based on the current law and practice of the United Kingdom, which are subject to changes that could prospectively or retrospectively or adversely affect the stated tax consequences. Prospective holders of debt securities who may be in any doubt as to their respective tax positions should consult their own professional advisors.

Although the position is not clear, it is possible that any payments in respect of interest made by RELX PLC under its guarantee will be subject to withholding or deduction on account of United Kingdom tax. However, if there is a withholding or deduction on account of United Kingdom tax, then, assuming each beneficial owner of a debt security is a person who satisfies the relevant conditions for exemption from United Kingdom tax under any applicable income tax treaty and provided RELX PLC has received a direction to pay gross from HM Revenue & Customs, all payments to be made by RELX PLC under the guarantee will be made free and clear of and without deductions for or on account of any taxes, levies, imposts, duties, charges, assessments, fees or withholdings of any kind under the laws of the United Kingdom. No direction will be given by HM Revenue & Customs unless relevant forms have been completed by the relevant holder of a debt security and certified by the appropriate tax office applicable to the holder. See “Description of the Debt Securities and Guarantee—Payment of Additional Amounts” above for a description of the circumstances under which RELX PLC would be required to pay additional amounts.

European Union Tax Considerations

The Proposed Financial Transaction Tax (“FTT”)

On 14 February 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (each, other than Estonia, a “participating Member State”). However, Estonia has ceased to participate.

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the debt securities (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

However, the FTT proposal remains subject to negotiation between participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate. In any event, the United Kingdom’s position has been that it will not be a participating Member State and, now that the United Kingdom has left the European Union as a result of Brexit, it is no longer a Member State.

Prospective holders of the debt securities are advised to seek their own professional advice in relation to the FTT.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of debt securities by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, (iii) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iv) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

Title I of ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is considered to be a fiduciary of the Covered Plan.

In considering an investment in the debt securities of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of debt securities by a Covered Plan with respect to which we or the guarantor, or any of our or its respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the debt securities in reliance on these or any other exemption should carefully review the exemption in consultation with counsel to assure it is applicable. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the debt securities should not be purchased or held by any person involving “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of a debt security, each purchaser and subsequent transferee of a debt security, or any interest therein, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the debt securities constitutes assets of any Plan or (ii) the acquisition and holding of the debt securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

Important Note

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing debt securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the debt securities or any interest therein.

The sale of debt securities to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any Plan. Purchasers of debt securities have the exclusive responsibility for ensuring that their purchase and holding of the debt securities (or any interest therein) complies with the fiduciary responsibility rules of ERISA and applicable Similar Laws, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. In this regard, neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any debt securities (or interests therein) should consult and rely on their own counsel and advisers as to whether an investment in debt securities is suitable for the Plan.

PLAN OF DISTRIBUTION

RELX Capital may sell all or part of the debt securities from time to time on terms determined at the time those debt securities are offered for sale to or through underwriters or through selling agents, and also may sell those debt securities directly to other purchasers. The names of those underwriters or selling agents used in connection with the offer and sale of any series of debt securities will be set forth in the applicable prospectus supplement.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. If underwriters are used in the sale of debt securities, debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Those debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase those debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those debt securities if any of those debt securities are purchased.

In connection with the sale of debt securities, underwriters may receive compensation from RELX Capital or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from RELX Capital and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation received from RELX Capital will be described in the prospectus supplement.

Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with RELX Capital, to indemnification by RELX Capital against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, selling agents and other persons may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered by this prospectus are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for the debt securities.

In order to facilitate the offering of the debt securities, any underwriters or agents involved in the offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other debt securities the prices of which may be used to determine payments on those debt securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position in debt securities for their own account. In addition, to cover overallotments or to stabilize the price of debt securities or other securities, the underwriters or agents may bid for, and purchase, debt securities or any other securities in the open market. Finally, in any offering of debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing any debt securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

Certain legal matters relating to the debt securities and the guarantee will be passed upon for RELX Capital and RELX PLC by Cravath, Swaine & Moore LLP, London and for the underwriters, if any, by Simpson Thacher & Bartlett LLP, New York, New York. Cravath, Swaine & Moore LLP and Simpson Thacher & Bartlett LLP will rely upon the opinions of Freshfields Bruckhaus Deringer LLP, English solicitors for RELX PLC as to applicable matters of English law.

EXPERTS

The consolidated financial statements of RELX PLC incorporated by reference in RELX PLC’s annual report on Form 20-F for the year ended December 31, 2021, and the effectiveness of RELX PLC’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

RELX Capital Inc.

Fully and Unconditionally Guaranteed by

RELX PLC

$500,000,000 4.750% Notes due 2032

PROSPECTUS SUPPLEMENT

May 17, 2022

Joint Book-Running Managers

BofA Securities	Citigroup	RBC Capital Markets	SMBC Nikko